As filed with the Securities and Exchange Commission on April 27, 2012

Investment Company Act File No. 811-10261

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A
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REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 18	☒
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PEARL MUTUAL FUNDS
on behalf of its series:

Pearl Total Return Fund
Pearl Aggressive Growth Fund

2610 Park Avenue
P.O. Box 209
Muscatine, Iowa 52761

Telephone number 563-288-2773
_________________

Copies to:
Richard R. Phillips	Eric S. Purple
2610 Park Avenue	K&L Gates LLP
P.O. Box 209	1601 K Street, N.W.
Muscatine, Iowa 52761 (Agent for service)	Washington, DC 20006

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant on behalf of its series, Pearl Total Return Fund and Pearl Aggressive Growth Fund (each a “Fund”, and together the “Funds”) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, shares of beneficial interest of the Funds are not currently being offered for sale within the meaning of Section 5 of the Securities Act of 1933, as amended.  As a result, no amendment to the Funds’ Registration Statement under that Act is being made. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of the Funds.

Pearl Mutual Funds (“PMF”) (formerly Mutual Selection Trust) is a Massachusetts business trust organized under an Amended and Restated Declaration of Trust dated September 11, 2000 (the “Declaration of Trust”).  The Declaration of Trust may be amended by a vote of either PMF’s shareholders or, in certain circumstances, by the Board of Trustees of PMF (the “Board of Trustees”) without shareholder consent.  Pearl Total Return Fund and Pearl Aggressive Growth Fund are each a series of PMF.  Each Fund is an open-end, management investment company (mutual fund).  The Board of Trustees has overall responsibility for the affairs of PMF and the Funds.

On December 3, 2011, the Board of Trustees determined that it is in the best interest of the Funds and their shareholders to close and liquidate the Funds, and authorized PMF to enter into a plan of liquidation and termination with Pearl Management Company (“PMC”, “Management” or “Manager”), PMF’s investment manager, which was executed on December 19, 2011 (the “Plan”).  It is anticipated that all outstanding shares of each Fund will be redeemed and the Funds will discontinue operations on or about September 28, 2012 pursuant to the Plan.

As called for by the Plan, on December 19, 2011 the Funds ceased the public offering of their shares to new investors, and on April 30, 2012 the Funds will cease the public offering of their shares to existing shareholders.  Each Fund is terminating the public offering of its securities, and no additional shares will be available for purchase.

The Board of Trustees may determine to accelerate the liquidation date.  If this were to occur, revised information would be transmitted to remaining shareholders.  Costs of the liquidation in excess of the Funds’ expense caps limit will be borne by PMC.

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a standalone document. This Registration Statement contains the following documents:

Facing Sheet
Explanatory Note
Contents of Registration Statement
Part A
Part B
Part C
Signature
Part A

Responses to Items 1, 2, 3, 4 and 13 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Pearl Total Return Fund — PFTRX

Item 5.  Management

(a) Investment Adviser

Pearl Total Return Fund (“PTRF”) is managed by PMC.

(b) Portfolio Managers

Richard R. Phillips is President, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of the Manager and has co-managed PTRF since August 2005.

David M. Stanley is Chairman, Senior Counsel, Chief Legal Officer, Secretary, and a Director of the Manager and has co-managed PTRF since 1972.

Robert H. Solt is Investment Manager, Chief Compliance Officer, Treasurer, Assistant Secretary, and Director of the Manager and has co-managed PTRF since February 2001.

For important information about purchase and sale of PTRF shares, dividends, capital gains, taxes, and payments to financial intermediaries, please turn to “Items 6, 7, and 8” beginning on page 5.

Pearl Aggressive Growth Fund — PFAGX

Item 5.  Management

(a) Investment Adviser

Pearl Aggressive Growth Fund (“PAGF”) is managed by PMC.

(b) Portfolio Managers

Richard R. Phillips is President, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of the Manager and has co-managed PAGF since August 2005.

David M. Stanley is Chairman, Senior Counsel, Chief Legal Officer, Secretary, and a Director of the Manager and has co-managed PAGF since 1972.

Robert H. Solt is Investment Manager, Chief Compliance Officer, Treasurer, Assistant Secretary, and Director of the Manager and has co-managed PAGF since February 2001.

For important information about purchase and sale of PAGF shares, dividends, capital gains, taxes, and payments to financial intermediaries, please turn to “Items 6, 7, and 8” beginning on page 5.

Item 6.  Purchase and Sale of Fund Shares

(a) Purchase of Fund Shares

On December 3, 2011, the Board of Trustees determined that it is in the best interest of the Funds and their shareholders to close and liquidate the Funds, and authorized PMF to enter into a plan of liquidation and termination with PMC, PMF’s investment manager, which was executed on December 19, 2011 (the “Plan”).  As called for by the Plan, on December 19, 2011 the Funds ceased the public offering of their shares to new investors, and on April 30, 2012 the Funds will cease the public offering of their shares to existing shareholders.  Each Fund is terminating the public offering of its securities, and no additional shares will be available for purchase.

(b) Sale of Fund Shares

Shareholders may sell (redeem) Fund shares back to the Fund on each day the Fund is open for business.  Shareholders may sell shares by mailing the appropriate Redemption Form or IRA Withdrawal Form to the Fund (or to Pearl Mutual Funds), 2610 Park Avenue, PO Box 209, Muscatine, Iowa 52761 or by faxing it to 563-288-4101.  These Forms are available at www.pearlfunds.com or by calling 866-747-9030 (toll-free).  Shareholders must include their name, signatures of all persons required to sign for transactions, the Fund name and account number, and the dollar amount of shares or the number of shares to sell.

On December 3, 2011, the Board of Trustees determined that it is in the best interest of the Funds and their shareholders to close and liquidate the Funds.  On December 19, 2011, PMF and PMC executed the Plan, a plan of liquidation and termination.

The Plan called for all outstanding shares of each Fund to be redeemed and for the Funds to discontinue operations on or about September 28, 2012.  Before September 28, 2012, shareholders may continue to redeem their shares on each day the Funds are open for business.

All of each Fund’s portfolio securities will be liquidated in an orderly manner, commencing as early as August 31, 2012.  The Funds expect that the mandatory redemption of all of their remaining outstanding shares will occur on or about September 28, 2012.  Any shareholder remaining in a Fund on September 28, 2012 will receive a liquidation distribution equal to the shareholder's proportionate interest in the remaining net assets of the Fund and such distribution will be mailed to the shareholder's address of record.

It is anticipated that all outstanding shares of each Fund will be redeemed and the Funds will discontinue operations on or about September 28, 2012 pursuant to the Plan.

Item 7. Tax Information

Each Fund intends to make distributions that are generally taxable to shareholders as ordinary income or long-term capital gains, unless (a) Fund shares are held in a tax-deferred or qualified retirement account (such as a 401(k) plan or any type of IRA) or (b) the shareholder is a tax-exempt investor.

The Funds and PMC do not give tax advice.  They believe the following information is correct, but shareholders should consult with their own tax advisors.  The liquidation of the Funds will be considered for tax purposes a sale of Fund shares by shareholders, and shareholders should consult with their own tax advisors to ensure its proper treatment on their income tax returns.  In addition, shareholders invested through an Individual Retirement Account (IRA), qualified retirement account, or other tax-deferred account should consult the rules regarding the reinvestment of these assets.  In order to avoid a potential tax issue, shareholders may choose to authorize, prior to September 28, 2012, a direct transfer of their retirement account assets to another retirement account.  If any Fund shares are held in such an account on September 28, 2012, the shareholder will receive a liquidation distribution equal to the shareholder's proportionate interest in the remaining net assets of the Fund and such distribution will be mailed to the shareholder's address of record or to another address as directed by the shareholder.  Typically, shareholders have 60 days from the date of the liquidation to invest the distribution in another IRA or qualified retirement account; otherwise the liquidation distribution may be required to be included in the shareholder's taxable income for the current tax year, possibly with an additional penalty for premature withdrawal from the qualified retirement account.

Item 8. Financial Intermediary Compensation

Not Applicable.

Item 9. Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings

(a) Investment Objectives

The investment objective of Pearl Total Return Fund is long-term total return.

The investment objective of Pearl Aggressive Growth Fund is long-term aggressive growth of capital.

As noted elsewhere in this Registration Statement, all of each Fund’s portfolio securities will be liquidated in an orderly manner, commencing as early as August 31, 2012.  The Funds expect that the mandatory redemption of all of their remaining outstanding shares will occur on or about September 28, 2012.  As a result, each Fund’s normal exposure to equity investments will be reduced after August 31, 2012, and eventually eliminated, and shareholders should not expect the Funds to achieve their stated investment objectives during this time.

(b) Implementation of Investment Objectives

Each Fund is a diversified fund of funds that seeks to achieve its investment objective by investing in shares of mutual funds (portfolio funds).  Each Fund may invest up to 25% of its total assets in any one portfolio fund.

Each Fund’s investments are limited to:

●	shares of mutual funds that the Fund buys on a no-load basis (with no applicable sales charge or redemption fee);

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shares of “low-load” mutual funds that the Fund can buy with a sales load or redemption charge that together do not exceed 2% of the purchase price (however, each Fund expects that all or nearly all of its investments in mutual funds will be on a no-load basis with no transaction costs); and

●	cash and cash equivalents.

Each Fund invests only in the above kinds of portfolio funds (including money market funds) except for cash and cash equivalents.

Each Fund seeks to make all of its investments on a no-load basis and to avoid completely all transaction costs (sales charges, commissions, and redemption fees).  This is an important goal but is not a requirement.

“No-load basis,” with respect to each Fund’s investments, means that the Fund does not pay any transaction costs (sales charges, commissions, or redemption fees) when buying or selling shares of a mutual fund.  If the portfolio fund has any redemption fee, (1) it is for short-term trading, (2) it does not, together with any sales load, exceed 2% of the purchase price, (3) Management intends that the Fund will hold the shares long enough to avoid paying any redemption fee, and (4) the Fund does so.  (Although each Fund buys and sells shares of portfolio mutual funds on a no-load basis, some portfolio funds may impose a 12b-1 distribution fee; any such fee is reflected in the portfolio fund’s expenses.  Neither Fund directly imposes a 12b-1 fee.)

In selecting categories of portfolio funds for each Fund, the portfolio managers consider many factors, such as (1) perceived opportunities and risks in the U.S. and world stock markets; (2) monetary, investor sentiment, momentum, fundamental, business cycle, and market cycle conditions; and (3) recent performance and momentum of various categories of portfolio funds.

In selecting specific portfolio funds for each Fund, the portfolio managers consider many factors (in addition to those summarized in the preceding paragraph), such as (1) management experience and continuity; (2) performance history, volatility, and comparative return and risk data; (3) asset size; (4) expense ratio; (5) investment style (such as value, growth, or blend); (6) market capitalization and diversification of portfolio; and (7) whether the Fund can invest in the portfolio fund on a no-load or low-load basis.  However, each Fund expects that all, or nearly all, of its investments in portfolio funds will be on a no-load basis with no transaction costs.

The weight given to each of the above factors may vary greatly from time to time depending upon Management’s analysis and judgment.  In comparison to Pearl Total Return Fund, Pearl Aggressive Growth Fund (1) expects to seek a higher total return and to have a higher degree of risk and volatility in its portfolio, (2) is likely to invest a greater portion of its assets in portfolio funds with an aggressive-growth style, and (3) is likely to give more weight to recent performance and momentum of specific portfolio funds and various categories of portfolio funds.  Pearl Aggressive Growth Fund believes that this higher degree of risk provides the opportunity for greater growth of capital, although there is no guarantee of the success of this kind of investing.  Pearl Total Return Fund (1) expects to have less volatility in its portfolio than Pearl Aggressive Growth Fund, (2) is likely to invest in less aggressive equity funds (or invest a smaller part of its assets in aggressive growth funds), and (3) is likely to give less weight to recent short-term performance and momentum in selecting investments.

When determining the percentage invested in equity portfolio funds for each Fund, the following amounts are counted as fully invested to the extent that Management intends to, and does, invest them within 30 days in equity portfolio funds: (1) temporary receivables and cash resulting from changes of investments in portfolio funds, and (2) cash received from sale of the Fund’s shares.

Each Fund has adopted these investment limitations that cannot be changed without shareholder approval and are designed to limit risk:

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Neither Fund may invest more than 25% of its total assets in any one portfolio fund.  This restriction does not apply when a Fund reinvests distributions from a portfolio fund in shares of that portfolio fund.

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Neither Fund may invest more than 25% of its total assets in securities of issuers in any particular industry.  This restriction does not apply to securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities.

In addition, in accordance with Section 12(d)(1)(F)(i) of the Investment Company Act of 1940, as amended, a Fund (and all of its affiliated persons, including the Manager) will not acquire more than 3% of total outstanding stock of any portfolio fund, unless the Securities and Exchange Commission grants permission to do so.

The Funds’ portfolio managers may use these strategies if they believe a defensive position is advisable:

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Pearl Total Return Fund may invest on a temporary basis up to 100% of its net assets in portfolio funds selected primarily for defensive purposes, such as money market, bond, and other fixed-income funds.  However, these defensive investments will not exceed 20% of PTRF’s net assets (a partial defensive position) unless Management believes there are high risks affecting stock markets.

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Pearl Aggressive Growth Fund almost never takes a defensive position, although it has the ability to do so if Management determines that extreme circumstances exist.  Management intends that any defensive position would be temporary and rare.  In that highly unusual situation, PAGF may invest up to 100% of its net assets in portfolio funds selected primarily for defensive purposes, such as money market, bond, and other fixed-income funds.

Each Fund has its own investment objective and strategies designed to meet different investment goals.  Each Fund’s investment objective is fundamental, meaning that it cannot be changed without shareholder approval.

Pearl Total Return Fund

The investment objective of Pearl Total Return Fund is long-term total return.

PTRF seeks to achieve this objective by investing 80% or more of its net assets in equity portfolio funds whose objective is growth or capital appreciation, including portfolio funds that invest in U.S. or foreign securities (including emerging markets) or both.  However, PTRF may invest less than 80% of its net assets in equity portfolio funds when Management believes there are high risks affecting stock markets.  Because PTRF seeks to limit risk and preserve capital, it often takes a partial defensive position by investing part of PTRF’s net assets (often up to 20% of net assets) in money market, bond, and other fixed-income portfolio funds.  The Fund may take a larger defensive position (up to 100% of net assets) on a temporary basis when Management believes there are high risks affecting stock markets.  When the Fund takes such a temporary defensive position, PTRF might not be able to meet its investment objective.  Management determines PTRF’s allocation among the various types of authorized investments.

Under normal market conditions, PTRF holds equity portfolio funds with value, growth, or blend investment styles and with small-, mid-, or large-cap investment styles.  There is no limit on the investment styles or capitalization ranges of the portfolio funds in which PTRF may invest.  The allocation among portfolio funds using various investment styles and having various capitalization ranges may vary greatly depending on Management’s assessment of the stock markets.  PTRF may also hold greater or lesser positions in portfolio bond, income, and money market funds based on Management’s overall assessment of market conditions and movements.

As of March 31, 2012, Pearl Total Return Fund’s investment portfolio included 10 portfolio funds.

Pearl Aggressive Growth Fund

The investment objective of Pearl Aggressive Growth Fund is long-term aggressive growth of capital.

PAGF seeks to achieve this objective by being fully invested (meaning 95% or more of PAGF’s net assets) in equity portfolio funds whose objective is growth or capital appreciation, including portfolio funds that invest in U.S. or foreign securities (including emerging markets) or both.  PAGF invests in money market funds only to meet its cash flow needs.  PAGF almost never takes a temporary defensive position, although it has the ability to do so if Management determines that extreme circumstances exist.  PAGF might not be able to meet its investment objective during any period in which it takes a temporary defensive position.  Management intends that any defensive position would be rare.  Management determines PAGF’s allocation among the various types of authorized investments.

Under normal market conditions, PAGF holds equity portfolio funds with value, growth, or blend investment styles and with small-, mid-, or large-cap investment styles.  There is no limit on the investment styles or capitalization ranges of the portfolio funds in which PTRF may invest.  The allocation among portfolio funds using various investment styles and having various capitalization ranges may vary greatly depending on Management’s assessment of the stock markets.

As of March 31, 2012, Pearl Aggressive Growth Fund’s investment portfolio included 9 portfolio funds.

(c) Risks

By investing in a mutual fund, shareholders are exposed to certain risks.  These include the risk of little or no return on the shareholder’s investment.  Investments that provide higher potential reward also have greater risk.  Likewise, investments with lower potential reward have lower risk.  Each Fund may be subject to the following risks:

Securities Markets In General — As with any investment whose performance is tied to these markets, the value of an investment in a Fund will fluctuate, which means that shareholders could lose money.

Stock Markets — The same factors that affect stock market performance generally affect portfolio stock funds.  Political and economic news can influence marketwide trends; the outcome may be positive or negative, short-term or long-term.  Any type of stock can temporarily fall out of favor.  The values of certain types of stocks, such as small-cap stocks and foreign stocks, may fluctuate more widely than others.  Because Pearl Aggressive Growth Fund stays fully invested and almost never takes a defensive position, the impact of stock market changes on PAGF is expected to be even greater than the impact on PTRF.

Bond Markets — Bond prices generally fall when interest rates rise.  Bond funds that focus on bonds with longer maturities tend to be more sensitive to this risk.  Portfolio performance also could be affected if bonds held by portfolio funds go into default.  Some bonds may be paid off (“called”) substantially earlier or later than expected, forcing a portfolio fund to reinvest at what may be an undesirable time.  Some bond funds may invest in high yield, high risk “junk bonds.”  The Funds (particularly Pearl Total Return Fund) will be affected by these risks to the extent of their investments in portfolio funds investing in bonds.  Pearl Aggressive Growth Fund usually does not invest in bond funds, but the equity portfolio funds in which it invests may hold some bonds.

Characteristics of Portfolio Funds and Related Risks – The Funds may invest in portfolio funds that have any or all of these characteristics and related risks:

●	Non-diversified investments. Performance of large positions in certain stocks may significantly impact a portfolio fund’s performance, resulting in greater volatility.

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Concentration.  Concentration of investments within one industry or market sector may subject a portfolio fund to greater market fluctuations.  The Funds will not knowingly concentrate their investments, directly or indirectly, in an industry.

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Investments in foreign securities.  A portfolio fund’s investments in foreign securities may be subject to additional risks not typically associated with U.S. securities, such as changes in currency rates; less available public information about the issuers; less stringent regulatory standards; lack of uniform accounting, auditing, and financial reporting standards; and country risks including less liquidity, high inflation rates, unfavorable economic practices, and political instability.  Foreign securities may also tend to be more volatile than U.S. securities.

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Emerging markets securities.  The risks of foreign securities are typically increased in emerging markets.  For example, political and economic structures in these less developed countries may be new and changing rapidly, which may cause instability.  The securities markets may be less developed.  These countries are also more likely to experience high levels of inflation, deflation, or currency devaluations, which could hurt their economies and securities markets.

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Investments in high yield, high risk “junk bonds”.  A portfolio fund’s investments in high yield, high risk “junk bonds” may be subject to additional risks such as increased possibility of default, illiquidity of the security, and changes in value based on public perception of the issuer.

●	Investments in small- and mid-cap securities. Stocks of small- and medium-sized companies tend to be more volatile and less liquid than stocks of large companies.

Portfolio Management of Portfolio Funds — Management has no control over the managers or investment decisions of portfolio funds.  Decisions by portfolio funds’ managers will have a substantial effect on each Fund’s performance.  Investment decisions by portfolio funds’ managers are made independently of each other.  At any time, one portfolio fund may buy a particular stock while another portfolio fund sells the same stock.  As a result, the Funds could indirectly incur certain transaction costs of their portfolio funds without accomplishing any investment purpose.

Direct Investment in Portfolio Funds – Shareholders could invest directly in many portfolio funds.  By investing in portfolio funds indirectly through PAGF or PTRF, shareholders bear not only their proportionate share of the Funds’ expenses but also, indirectly, similar expenses (including operating costs and investment management fees) of the portfolio funds.  Shareholders may indirectly bear expenses paid by portfolio funds related to the distribution of those funds’ shares.  As a result of the Funds’ policies of investing in portfolio funds, shareholders may receive taxable capital gains distributions to a greater extent than would be the case if they invested directly in the portfolio funds.  See “Dividends, Capital Gains, and Taxes.”

(d) Portfolio Holdings

Both Funds uniformly disclose their portfolio holdings to the public once a month, reporting the most recent month-end portfolio.  This is done no later than the fifth day after month-end.  This portfolio information is available at www.pearlfunds.com and upon request.  In addition, any Executive Officer of a Fund may decide to update the portfolio information on the Website at any time when this additional disclosure is believed to be advisable.  A description of the Funds’ policies and procedures for disclosure of the Funds’ portfolio holdings is available in Part B of this Registration Statement and at www.pearlfunds.com.

Item 10. Management, Organization, and Capital Structure

(a)(1) Investment Adviser

The Funds are managed by PMC, 2610 Park Avenue, Muscatine, Iowa 52761.  The Manager chooses the portfolio funds in which the Funds invest and handles the Funds’ business under the direction of PMF’s Board of Trustees.

The Manager was organized in 1972 and as of March 31, 2012 managed approximately $100 million in assets.  That entire amount consists of the assets of the Funds plus the Manager’s own investment assets.  The Manager does not manage any other account.

For the year ended December 31, 2011, the Manager earned, as a percentage of net assets, 0.76% and 0.79% for services provided to Pearl Total Return Fund and Pearl Aggressive Growth Fund, respectively, which included administrative services fees of 0.15%.

A detailed discussion of the factors considered by the Board of Trustees in its most recent approval of the Funds’ Investment Management Agreement, including its conclusions with respect thereto, is available in the Funds’ December 31, 2011 annual report.

(a)(2) Portfolio Managers

The Investment Committee of the Manager and the Funds, consisting of the three Executive Officers named below, manages each Fund’s portfolio.  All three Investment Committee members share responsibility for portfolio management and work together to determine the asset mix and portfolio of both Funds.

These three Executive Officers serve as Portfolio Managers and Investment Committee members for both Pearl Total Return Fund and Pearl Aggressive Growth Fund:

Richard R. Phillips has been President, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer since June 2011.  From May 2006 to June 2011 Mr. Phillips served as Chief Compliance Officer of the Manager and Assistant Secretary of PMF and the Manager since August 2005.  From November 2004 to July 2005, Mr. Phillips served as a consultant to the Manager.  He is Vice President and Secretary, and has been General Counsel (1998-2009) for Reynolds Engineering & Equipment, Inc. He was the Owner of Phillips Law Office from April 1998 through July 2006.  From November 1992 through January 2003 he was the County Attorney of Muscatine County, Iowa.  His degrees include a BA (Political Science) from Iowa State University and a JD (Law) from Drake University.  He participates regularly in Investment Committee meetings, discussions, and decisions and has shared responsibility and active involvement with the other two Investment Committee members for all portfolio management decisions.

David M. Stanley is Senior Counsel, Chief Legal Officer, Secretary, and a Trustee of Pearl Mutual Funds.  He has held Executive Officer positions with PMF and its predecessor continuously since 1972.  Mr. Stanley also is Chairman, Senior Counsel, Chief Legal Officer, Secretary, and a Director of the Manager and has held Executive Officer positions with the Manager continuously since 1972.  Through 1995, Mr. Stanley was Chairman and a Director of Stanley, Lande & Hunter, a professional corporation of attorneys.  His degrees include a BA (Political Science) and a JD (Law) from the University of Iowa.  He participates regularly in Investment Committee meetings, discussions, and decisions and has shared responsibility and active involvement with the other two Investment Committee members for all portfolio management decisions.

Robert H. Solt is Investment Manager, Treasurer, Assistant Secretary and a Trustee of Pearl Mutual Funds.  He has held Executive Officer positions with PMF continuously since February 2001.  He has been a Trustee of PMF since September 2002.  Mr. Solt also is Investment Manager, Chief Compliance Officer and a Director of the Manager and has held Executive Officer positions with the Manager continuously since February 2001.  He has been a Director of the Manager since February 2001.  His degrees include a BA (Economics) and a MA (Economics) from Eastern Illinois University.  He participates regularly in Investment Committee meetings, discussions, and decisions and has shared responsibility and active involvement with the other two Investment Committee members for all portfolio management decisions.

Part B of this Registration Statement provides additional information about the Portfolio Managers’ compensation and their ownership of shares of the Funds.

The Manager and the Portfolio Managers do not manage any other registered investment company and do not receive any compensation or fee for managing any account other than the Funds.

(a)(3) Legal Proceedings

Not Applicable.

(b) Capital Stock

Not Applicable.

Item 11. Shareholder Information

(a) Pricing of Fund Shares

PTRF and PAGF are open for business each day the NYSE is open.  The redemption price (the price to sell one share) is a Fund’s NAV calculated at the next Closing Time after the Fund receives a redemption order.  Closing Time is the time of the close of regular session trading on the NYSE, which is usually 4:00 PM Eastern time.

A Fund must receive a request to sell shares by Closing Time for the shareholder to receive that day’s price.  These requirements apply uniformly to all investors and shareholders; there are no exceptions.

Each Fund’s NAV is the value of a single share of the Fund.  The NAV is computed by adding the value of the Fund’s investments, cash, and other assets, subtracting its liabilities, and then dividing the result by the number of shares outstanding.  Each Fund’s NAV is calculated based upon the NAVs of the portfolio funds.

Shares of the portfolio funds are valued at their respective NAVs.  The portfolio funds generally value securities in their portfolios for which market quotations are readily available at the current market values of those securities (generally the last reported sale price) and all other securities and assets at fair value pursuant to methods established in good faith by the board of directors or trustees of the portfolio fund.  The prospectuses of the portfolio funds explain the circumstances under which those funds will use fair value pricing and the effects of using fair value pricing.

Foreign securities in which the portfolio funds may invest may be listed primarily on foreign stock exchanges that may trade on days, and at times, when the NYSE is not open for business.  Accordingly, the NAV of a portfolio fund (and correspondingly a Fund) may be significantly affected by such trading on days when neither the Manager nor the Funds’ shareholders have access to the portfolio funds and the Funds.

If market quotations of portfolio funds are not readily available, or if a quotation is determined not to represent a fair value, Management will use a method that the Fund’s Board of Trustees believes accurately reflects a fair value.

Each day, newspapers and other reporting services may publish the share prices of mutual funds at the close of business on the previous day.  When and if the Funds’ prices are reported in newspapers, the Funds’ prices generally will be reported one day behind most other mutual funds.  This is because as noted above, each Fund uses the net asset value of its portfolio funds to calculate the Fund’s NAV, and this information is typically received and calculated after the publishing deadlines of reporting services.  As described above, each Fund still calculates its share price (NAV) daily, and this is the price at which shareholders may buy and sell shares each day.

The daily NAV of each Fund is available at www.pearlfunds.com.

(b) Purchase of Fund Shares

As of April 30, 2012, each Fund will cease the public offering of its securities, and no additional shares will be available for purchase.  Each Fund only permits the redemption of shares.

Prior to April 30, 2012, each Fund offered an Automatic Investment Plan allowing existing shareholders to make automatic monthly purchase payments, drawn from the shareholders’ bank account by electronic transfer.  The Automatic Investment Plan has been suspended for purchases after April 30, 2012 and all payments scheduled to have been made after April 30, 2012 will be canceled.

(c) Redemption of Fund Shares

How to Sell Shares

Shareholders may sell (redeem) Fund shares back to the Fund on each day the Fund is open for business.  Shareholders may sell shares by mailing the appropriate Redemption Form or IRA Withdrawal Form to the Fund (or to Pearl Mutual Funds), 2610 Park Avenue, PO Box 209, Muscatine, Iowa 52761 or by faxing it to 563-288-4101.  These Forms are available at www.pearlfunds.com or by calling 866-747-9030 (toll-free).  Shareholders must include their name, signatures of all persons required to sign for transactions, the Fund name and account number, and the dollar amount of shares or the number of shares to sell.

For any questions, please call 866-747-9030 (toll-free) or visit www.pearlfunds.com.

Exchange Privilege

The exchange privilege will be suspended after April 30, 2012.  Any requests for exchanges after April 30, 2012 will be treated as a request for redemption of the number of shares or dollar amount that a shareholder seeks to exchange.  Shares of each Fund may be exchanged for the other Fund prior to April 30, 2012 in accordance with the Fund’s previously established procedures.

General Policies for Selling Fund Shares

These policies apply any time shareholders sell shares of PTRF or PAGF:

●	Normally, the Funds will mail share proceeds to shareholders within seven days after receiving a request to sell.

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In order to discourage frequent trading of PTRF and PAGF shares, a short-term 2% redemption fee is charged if a shareholder sells shares that shareholder has owned for 30 days or less.  The Funds use the first-in-first-out method to determine when shares were purchased, so the redeemed shares are assumed to be the shareholder’s longest-held shares.  The redemption fee does not apply to exchanges between the Funds.  Also, there will be no redemption fee if any of these three exceptions applies:  (1) if the amount redeemed is $2,500 or less, (2) if there is a verified emergency or hardship situation as determined by the Fund, or (3) if at least 90% of the shares redeemed have been owned for more than 30 days and the part of the redemption proceeds that would otherwise be subject to the redemption fee is not more than

$10,000.  The redemption fee (if any) will be deducted from the redemption proceeds and will be kept by the Fund for the benefit of its shareholders.  This 2% redemption fee will be in place through May 30, 2012, after which time it will no longer be applicable since the Funds will cease the public offering of shares on April 30, 2012.

●	Checks are made payable to the shareholder(s) of record, unless otherwise requested in writing with all registered account owners’ signatures guaranteed.

●	Checks cannot be mailed to addresses outside the United States.

●	If a shareholder has bought shares recently, the proceeds of the sale may be held until the funds for the purchase have been received (which may take up to 15 days).

●	The Funds may suspend accepting sales of shares or postpone payment dates on days when the NYSE is closed, when trading on the NYSE is restricted, or as permitted by the SEC.

●
If a check representing sale proceeds or a dividend is returned “undeliverable” or remains uncashed for six months, that check will be subject to the uncashed check policies of the Fund’s custodian bank. When the Funds distribute the proceeds of the final liquidation, if one or more shareholders of a Fund can not be located, a trust may be created with a financial institution in the name and on behalf of that Fund and, subject to applicable abandoned property laws, any remaining assets of that Fund may be deposited in such trust for the benefit of such shareholder(s). The expenses of such trust shall be charged against the assets therein. Neither Fund is under any obligation to establish such a trust.

●
If the value of a shareholder’s account with a Fund falls below $1,000 because the shareholder sold shares, the Funds reserve the right to close the account and send the proceeds to the shareholder.  The Fund will process the sale of the shares at the NAV calculated on the day the account is closed.

●
Each Fund intends to pay all redemptions in cash.  During any 90-day period for any one shareholder, each Fund is obligated to redeem shares solely in cash up to the lesser of $250,000 or 1% of the Fund’s net assets.  Redemptions in excess of these limits may be paid wholly or partly by an in-kind distribution of securities.  The Funds anticipate paying all proceeds from the final liquidation in cash.

Automatic Withdrawals

This service lets shareholders withdraw a fixed dollar amount from their account each month or quarter.  The shareholder may designate on the account application whether the proceeds will be sent by check or will be deposited by electronic transfer into a bank account.  To be eligible for automatic withdrawal, the shareholder must have at least $100,000 in an account and must withdraw at least $1,000 per transaction.  Each Fund reserves the right, in its sole discretion, to waive any minimum amount for any one or more investors or shareholders, whenever Management believes this waiver is in the interest of the Fund and its shareholders.

To add the automatic withdrawal option to an account, shareholders should call 866-747-9030 (toll-free).

Because withdrawal payments may have tax consequences, shareholders should consult their tax advisor before choosing automatic withdrawal.

All automatic withdrawals will cease on or about September 28, 2012 as a result of the final liquidation.

Signature Guarantees

In some cases, shareholders will need to have the signature on their redemption request guaranteed.  A signature guarantee is designed to protect shareholders and the Funds from fraud.  It is required in each of these situations:

●	A shareholder requests any change in their current account registration.

●	A shareholder wants to sell more than $50,000 in shares.

●	A shareholder wants the check mailed to an address other than the address on their account registration.

●	A shareholder’s address of record was changed within the past 90 days.

●	A shareholder wants the check made payable to someone other than the account owner(s).

●	A shareholder’s name has changed by marriage, divorce, or otherwise.

Signature guarantees can be obtained from a commercial bank, broker-dealer, credit union (if authorized under state law), or securities exchange or association.  The Funds require that the original signature guarantee be provided.  A notary public cannot provide a signature guarantee.

(d) Dividends and Distributions

Pearl Total Return Fund and Pearl Aggressive Growth Fund both qualify as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986 (the “Code”).  In any year in which a Fund qualifies as a regulated investment company, the Fund will not be subject to federal income tax provided it distributes income and capital gains in the manner required by the Code.  In this Registration Statement “dividends” includes all distributions of income and capital gains.  For more on Dividends and Distributions see the discussion under Tax Consequences below.

(e) Frequent Purchases and Redemptions of Fund Shares

Each Fund is terminating the public offering of its securities, and no additional shares will be available for purchase.  The Board of Trustees has adopted policies and procedures which seek to prevent, and strongly discourage, frequent trading of the Funds’ shares because the Funds’ shares were publicly available until recently.  However, because the Funds’ shares no longer will be publicly available and because the Funds will only accept redemption requests after April 30, 2012, the Funds do not face the risks associated with frequent trading, and the Board of Trustees policies and procedures are not relevant.  The Funds’ 2% redemption fee, for shares owned for 30 days or less, will be in place through May 30, 2012.

(f) Tax Consequences

Pearl Total Return Fund and Pearl Aggressive Growth Fund both qualify as regulated investment companies under Subchapter M of the Code.  In any year in which a Fund qualifies as a regulated investment company, the Fund will not be subject to federal income tax provided it distributes income and capital gains in the manner required by the Code.

If a shareholder’s investment is a tax-deferred or tax-advantaged account – any type of IRA, for example – the following tax discussion does not apply.

In this Registration Statement “dividends” includes all distributions of income and capital gains.  Income other than net long-term capital gains received by a Fund from its portfolio funds (including income dividends and short-term capital gains dividends) will be distributed by the Fund (after deductions for expenses) and under current law will be taxable to the shareholder as ordinary income, unless such income is “qualified dividend income” (as defined in the Code) eligible for a reduced rate of tax.  Because each Fund is actively managed and may realize taxable net short-term capital gains by selling shares of a portfolio fund with unrealized portfolio appreciation, investing in a Fund rather than directly in the portfolio fund may result in increased tax liability to the shareholder since each Fund must distribute its gains in accordance with the Code.  Long-term capital gains dividends received by a Fund from its portfolio funds, plus net long-term capital gains realized by a Fund from the purchase and sale of portfolio fund shares or other securities held by a Fund for more than one year, will be distributed by the Fund and will be taxable to the shareholder as long-term capital gains (even if the shareholder has held Fund shares for one year or less).  If a shareholder who has received a capital gains dividend suffers a loss on the sale of his or her shares not more than six months after purchase, the loss will be treated as a long-term capital loss to the extent of the capital gains dividend received.  Long-term capital gains of non-corporate taxpayers, including long-term capital gains dividends, are currently subject to a maximum federal tax rate of 15%, as is “qualified dividend income” of non-corporate shareholders who satisfy certain holding periods.  This rate is less than the maximum rate imposed on other types of taxable income.  Capital gains also may be advantageous since, unlike ordinary income, they may be offset by capital losses.  For taxable years beginning after December 31, 2012, the maximum long-term capital gain rate of non-corporate taxpayers is scheduled to increase to 20%, and the favorable treatment of certain dividends as qualified dividend income is scheduled to expire.

For purposes of determining the character of income received by a Fund when a portfolio fund distributes net long-term capital gains to a Fund, the Fund will treat the distribution as long-term capital gains, even if the Fund has held shares of the portfolio fund for one year or less.  Any loss incurred by a Fund on the sale of that portfolio fund’s shares held for six months or less, however, will be treated as a long-term capital loss to the extent of the long-term capital gains dividend.

The tax treatment of dividends from a Fund is the same whether the dividends are received in additional shares or in cash.  Shareholders receiving dividends in the form of additional shares will have an initial cost basis for federal income tax purposes in each share received equal to the net asset value of a share of a Fund on the reinvestment date.

A Fund may invest in portfolio funds with capital loss carryforwards.  If such a portfolio fund realizes capital gains, it will be able to offset the gains to the extent of its loss carryforwards in determining the amount of capital gains which must be distributed to shareholders.

Redemptions of shares of the Funds are taxable events on which the shareholder may realize a gain or loss.  An exchange of a Fund’s shares for shares of the other Fund will be treated as a sale of such shares and any gain on the transaction may be subject to federal income tax.

Each year the Fund will notify the shareholder of the tax status of their dividends during the year.  Depending upon the shareholder’s residence for tax purposes, dividends may also be subject to state and local taxes, including withholding taxes.  Shareholders should consult their own tax advisor regarding the tax consequences of ownership of shares of a Fund in their particular circumstances.

Each Fund will distribute investment company taxable income and any net realized capital gains at least annually.

All dividends will be reinvested automatically at net asset value in additional shares of the Fund paying the dividend, unless the shareholder has notified the Fund in writing of their election to receive dividends in cash.

In IRA accounts, all dividends are automatically reinvested.  Otherwise, they could be subject to income tax and penalties.  After the shareholder is 59½, they may request payment of dividends in cash, although these too might be subject to income tax.

As noted elsewhere in this Registration Statement, all of each Fund’s portfolio securities will be liquidated in an orderly manner, commencing as early as August 31, 2012.  The Funds expect that the mandatory redemption of all of their remaining outstanding shares will occur on or about September 28, 2012.

The Funds and PMC do not give tax advice.  They believe the following information is correct, but shareholders should consult with their own tax advisors.  The liquidation of the Funds will be considered for tax purposes a sale of Fund shares by shareholders, and shareholders should consult with their own tax advisors to ensure its proper treatment on their income tax returns.  In addition, shareholders invested through an IRA, qualified retirement account, or other tax-deferred account should consult the rules regarding the reinvestment of these assets.  In order to avoid a potential tax issue, shareholders may choose to authorize, prior to September 28, 2012, a direct transfer of their retirement account assets to another retirement account.  If any Fund shares are held in such an account on September 28, 2012, the shareholder will receive a liquidation distribution equal to the shareholder's proportionate interest in the remaining net assets of the Fund and such distribution will be mailed to the shareholder's address of record or to another address as directed by the shareholder.  Typically, shareholders have 60 days from the date of the liquidation to invest the distribution in another IRA or qualified retirement account; otherwise the liquidation distribution may be required to be included in the shareholder's taxable income for the current tax year, possibly with an additional penalty for premature withdrawal from the qualified retirement account.

Item 12. Distribution Arrangements

(a) Sales Loads

Not Applicable.

(b) Rule 12b-1 Fees

Not Applicable.

(c) Multiple Class and Master-Feeder Funds

Not Applicable.

Part B
April 27, 2012

PEARL MUTUAL FUNDS
on behalf of its series:

Pearl Total Return Fund
Pearl Aggressive Growth Fund

Item 14. Cover Page and Table of Contents

This Part B is not a prospectus, but provides information that should be read in conjunction with Part A of this Registration Statement dated April 27, 2012, as it may be amended from time to time.  Audited financial statements, which are contained in the Funds’ December 31, 2011 Annual Report, are incorporated by reference into this Part B.  Part A of this Registration Statement is incorporated herein by reference and this Part B is incorporated by reference into Part A of this Registration Statement.  Shareholders can obtain a copy of the Registration Statement and Annual Report at no charge by calling (866) 747-9030 or writing us at 2610 Park Avenue, Muscatine, Iowa 52761.  The Annual Report is also available at www.pearlfunds.com.

Item 15. Fund History

PMF (formerly Mutual Selection Trust) is a Massachusetts business trust organized under an Amended and Restated Declaration of Trust dated September 11, 2000.

Item 16. Description of the Fund and its Investments and Risks

PTRF and PAGF are each a series of PMF.  Each Fund is an open-end, management investment company (mutual fund).    Each Fund is a diversified fund of funds that invests in shares of mutual funds (open-end, management investment companies) registered under the Investment Company Act of 1940 (the “1940 Act”).  The discussion below supplements and should be read in conjunction with Item 9 of Part A.

Investment Objectives and Policies

PTRF seeks long-term total return.  PAGF seeks long-term aggressive growth of capital.  PTRF and PAGF are not designed for investors seeking primarily income rather than capital appreciation.  PTRF and PAGF are not, alone or together, a balanced investment program, and there can be no assurance that either of the Funds will achieve its investment objective.

PTRF and PAGF use the techniques, and invest in investment companies that may use the techniques and invest in the types of securities, described below and in Part A of this Registration Statement.

Investment Techniques and Risks

Each Fund is a diversified fund of funds that invests in shares of mutual funds (open-end, management investment companies) registered under the 1940 Act.  The mutual funds in which the Funds may invest are referred to as “portfolio funds” throughout this Part B.

In addition to PTRF’s and PAGF’s principal investment strategies discussed in Part A, the Funds’ performance will be influenced by the following investment strategies and risks associated with the portfolio funds, in proportion to the amount of assets that each Fund allocates to the portfolio funds using its principal investment strategies.

Foreign Securities

A portfolio fund may invest up to 100% of its assets in securities of foreign issuers, which may entail a greater degree of risk than does investment in securities of domestic issuers.  Investors should understand and consider carefully the risks involved in foreign investing.  Investments in foreign securities, investments which are generally denominated in foreign currencies, and utilization of forward foreign currency exchange contracts involve risks and opportunities not typically associated with investing in U.S. securities.  These considerations include: fluctuations in exchange rates of foreign currencies; possible imposition of exchange control regulation or currency restrictions that would prevent cash from being brought back to the United States; less public information with respect to issuers of securities; less governmental supervision of stock exchanges, securities brokers, and issuers of securities; lack of uniform accounting, auditing, and financial reporting standards; lack of uniform settlement periods and trading practices; less liquidity and frequently greater price volatility in foreign markets than in the United States; possible imposition of foreign taxes; possible investment in securities of companies in developing as well as developed countries; and sometimes less advantageous legal, operational, and financial protections applicable to foreign subcustodial arrangements.  In addition, the costs of investing in foreign securities are usually higher than the costs of investing in U.S. securities.

There is the possibility of expropriation or confiscatory taxation, seizure or nationalization of foreign bank deposits or other assets, establishment of exchange controls, the adoption of foreign government restrictions, or other adverse political, social, or diplomatic developments that could affect investment in these nations.  Legal remedies available to investors in certain foreign countries may be more limited than those available with respect to investments in the United States or in other foreign countries.  The laws of some foreign countries may limit a portfolio fund’s ability to invest in securities of certain issuers located in those countries.  Moreover, individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, inflation rate, capital reinvestment, resource self-sufficiency, and balance of payment positions.

A portfolio fund’s (and accordingly PTRF’s or PAGF’s) investment performance is affected by the strength or weakness of the U.S. dollar against the currencies of the foreign markets in which its securities trade or in which they are denominated.  For example, if the dollar falls in value relative to the Japanese yen, the dollar value of a yen-denominated stock held by a portfolio fund will rise even though the price of the stock remains unchanged.  Conversely, if the dollar rises in value relative to the yen, the dollar value of the yen-denominated stock will fall.  A portfolio fund may seek to protect itself against the adverse effects of currency exchange rate fluctuations by entering into currency-forward, futures, or options contracts.  Hedging transactions will not, however, always be fully effective in protecting against adverse exchange rate fluctuations and involve transaction costs and risks.  (See discussion of transaction hedging and portfolio hedging under “Currency Exchange Transactions.”)

Investments by a portfolio fund in emerging markets securities include special risks in addition to those generally associated with foreign investing.  Many investments in emerging markets can be considered speculative, and the value of those investments can be more volatile than in more developed foreign markets.  Emerging markets also have different clearance and settlement procedures, and delays in settlement could result in temporary periods when a portion of the assets is uninvested and no return is earned thereon.  The inability to make intended security purchases due to settlement problems could cause a portfolio fund to miss attractive investment opportunities.  Inability to dispose of portfolio securities due to settlement problems could result either in losses to a portfolio fund (and accordingly the Funds) due to subsequent declines in the value of those securities or possible liability to the purchaser.  Many emerging markets have experienced substantial rates of inflation for many years, which has had and may continue to have adverse effects on the economies and securities markets of certain emerging market countries.  In an attempt to control inflation, certain emerging market countries have imposed wage and price controls.  Emerging market governmental issuers are among the largest debtors to commercial banks, foreign governments, international financial organizations, and other financial institutions.  Debt obligations of emerging market countries may involve a high degree of risk, and may be in default or present the risk of default.  Certain emerging market governmental issuers have not been able or have been unwilling to make payments of interest or principal on debt obligations as those payments have come due.

Income received by a portfolio fund from sources within foreign countries may be reduced by withholding and other taxes imposed by such countries.  Tax conventions between certain countries and the United States may reduce or eliminate such taxes.  Any such taxes paid by a portfolio fund will reduce the net income of the portfolio fund available for distribution to PTRF or PAGF.

Currency Exchange Transactions. PTRF and PAGF may invest in portfolio funds that enter into currency exchange transactions.  A currency exchange transaction may be conducted either on a spot (i.e., cash) basis at the spot rate for purchasing or selling currency prevailing in the foreign exchange market or through a forward currency exchange contract (“forward contract”).  A forward contract is an agreement to purchase or sell a specified currency at a specified future date (or within a specified time period) and price set at the time of the contract.  Forward contracts are usually entered into with banks, foreign exchange dealers, or broker-dealers, are not exchange-traded, and are usually for less than one year, but may be renewed.

Forward currency transactions may involve currencies of the different countries in which a portfolio fund may invest, and serve as hedges against possible variations in the exchange rate between these currencies.  Transaction hedging is the purchase or sale of a forward contract with respect to specific payables or receivables of a fund accruing in connection with the purchase or sale of portfolio securities.  Portfolio hedging is the use of a forward contract with respect to a portfolio security position denominated or quoted in a particular currency.  A portfolio fund may engage in portfolio hedging with respect to the currency of a particular country in amounts approximating actual or anticipated positions in securities denominated in that currency.

If a portfolio fund enters into a forward contract to hedge an anticipated purchase of portfolio securities, assets of that portfolio fund having a value at least as great as the portfolio fund’s commitment under such forward contract will be segregated on the books of the portfolio fund while the contract is outstanding.

At the maturity of a forward contract to deliver a particular currency, a portfolio fund may either sell the portfolio security related to such contract and make delivery of the currency, or it may retain the security and either acquire the currency on the spot market or terminate its contractual obligation to deliver the currency by purchasing an offsetting contract with the same currency trader obligating it to purchase on the same maturity date the same amount of the currency.

It is impossible to forecast with absolute precision the market value of portfolio securities at the expiration of a forward contract.  Accordingly, it may be necessary for a portfolio fund to purchase additional currency on the spot market (and bear the expense of such purchase) if the market value of the security is less than the amount of currency that the portfolio fund is obligated to deliver and if a decision is made to sell the security and make delivery of the currency.  Conversely, it may be necessary to sell on the spot market some of the currency received upon the sale of the portfolio security if its market value exceeds the amount of currency that the portfolio fund is obligated to deliver.

Hedging against a decline in the value of a currency does not eliminate fluctuations in the prices of portfolio securities or prevent losses if the prices of such securities decline.  Such transactions also preclude the opportunity for gain if the value of the hedged currency should rise.  Moreover, it may not be possible for a portfolio fund to hedge against a devaluation that is so generally anticipated that the portfolio fund is not able to contract to sell the currency at a price above the devaluation level it anticipates.  The cost to a portfolio fund of engaging in currency exchange transactions varies with such factors as the currency involved, the length of the contract period, and prevailing market conditions.  Since currency exchange transactions are usually conducted on a principal basis, no fees or commissions are involved.

Calculation of Net Asset Value.  Foreign securities in which the portfolio funds may invest may be listed primarily on foreign stock exchanges that may trade on days, and at times, when the New York Stock Exchange is not open for business.  Accordingly, the net asset value (“NAV”) of a portfolio fund (and correspondingly PTRF or PAGF) may be significantly affected by such trading on days when neither Pearl Management Company, the Funds’ investment adviser and manager (“Management” or the “Manager”), nor the Funds’ shareholders have access to the portfolio funds and the Funds.

Options, Futures, and Derivatives

A portfolio fund may purchase and write both call options and put options on securities and on indexes, and enter into interest rate and index futures contracts, and may purchase or sell options on such futures contracts (“futures options”) in order to provide additional revenue, or to hedge against changes in security prices or interest rates.  A portfolio fund may also invest in derivatives.  A portfolio fund may also use other types of options, futures contracts, and futures options currently traded or subsequently developed and traded, provided that the portfolio fund’s Board determines that their use is consistent with the portfolio fund’s investment objective.

Options. An option on a security (or index) is a contract that gives the purchaser (holder) of the option, in return for a premium, the right to buy from (call) or sell to (put) the seller (writer) of the option the security underlying the option (or the cash value of the index) at a specified exercise price at any time during the term of the option (normally not exceeding nine months).  The writer of an option on an individual security or on a foreign currency has the obligation upon exercise of the option to deliver the underlying security or foreign currency upon payment of the exercise price or to pay the exercise price upon delivery of the underlying security or foreign currency.  Upon exercise, the writer of an option on an index is obligated to pay the difference between the cash value of the index and the exercise price multiplied by the specified multiplier for the index option.  An index is designed to reflect specified facets of a particular financial or securities market, a specific group of financial instruments or securities, or certain economic indicators.

A portfolio fund will write call options and put options only if they are “covered.”  For example, in the case of a call option on a security, the option is “covered” if a portfolio fund owns the security underlying the call or has an absolute and immediate right to acquire that security without additional consideration (or, if additional consideration is required, assets having a value at least equal to that amount are segregated on the books of the portfolio fund) upon conversion or exchange of other securities held in its portfolio.

Prior to the earlier of exercise or expiration, an option may be closed out by an offsetting purchase or sale of an option of the same series (type, exchange, underlying security or index, exercise price and expiration).  There can be no assurance, however, that a closing purchase or sale transaction can be effected when a portfolio fund desires.

A put or call option purchased by a portfolio fund is an asset of that portfolio fund, valued initially at the premium paid for the option.  The premium received for an option written by a portfolio fund is recorded as a deferred credit.  The value of an option purchased or written is marked-to-market daily and is valued at the closing price on the exchange on which it is traded or, if not traded on an exchange or if no closing price is available, at the mean between the last bid and asked prices.

OTC Derivatives.  A portfolio fund may buy and sell over-the-counter (“OTC”) derivatives.  Unlike exchange-traded derivatives, which are standardized with respect to the underlying instrument, expiration date, contract size, and strike price, the terms of OTC derivatives (derivatives not traded on exchanges) generally are established through negotiation with the other party to the contract.  While this type of arrangement allows a portfolio fund greater flexibility to tailor an instrument to its needs, OTC derivatives generally involve greater credit risk than exchange-traded derivatives, which are guaranteed by the clearing organization of the exchanges where they are traded.  See “Illiquid and Restricted Securities” below for more information on the risks associated with investing in OTC derivatives.

Risks Associated with Options.  There are several risks associated with transactions in options.  For example, there are significant differences between the securities markets, the currency markets, and the options markets that could result in an imperfect correlation between these markets, causing a given transaction not to achieve its objectives.  A decision as to whether, when, and how to use options involves the exercise of skill and judgment, and even a well-conceived transaction may be unsuccessful to some degree because of market behavior or unexpected events.

There can be no assurance that a liquid market will exist when a portfolio fund seeks to close out an option position.  If a portfolio fund were unable to close out an option that it had purchased on a security, it would have to exercise the option in order to realize any profit or the option would expire and become worthless.  If a portfolio fund were unable to close out a covered call option that it had written on a security, it would not be able to sell the underlying security until the option expired.  As the writer of a covered call option on a security, a portfolio fund foregoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the exercise price of the call.  As the writer of a covered call option on a foreign currency, a portfolio fund foregoes, during the option’s life, the opportunity to profit from currency appreciation.

If trading were suspended in an option purchased or written by one of the portfolio funds, that portfolio fund would not able to close out the option.  If restrictions on exercise were imposed, the portfolio fund might be unable to exercise an option it has purchased.

Futures Contracts and Options on Futures Contracts.  A portfolio fund may use interest rate futures contracts and index futures contracts.  An interest rate or index futures contract provides for the future sale by one party and purchase by another party of a specified quantity of a financial instrument or the cash value of an index at a specified price and time.  A public market exists in futures contracts covering various indexes (including but not limited to: Standard & Poor’s 500 Index; Value Line Composite Index; Russell 2000 Index; and New York Stock Exchange Composite Index) as well as financial instruments (including but not limited to: U.S. Treasury bonds; U.S. Treasury notes; Eurodollar certificates of deposit; and foreign currencies).  Other index and financial instrument futures contracts are available and it is expected that additional futures contracts will be developed and may be traded by portfolio funds.

A portfolio fund may purchase and write call and put futures options.  Futures options possess many of the same characteristics as options on securities and indexes (discussed above).  A futures option gives the holder the right, in return for the premium paid, to assume a long position (call) or short position (put) in a futures contract at a specified exercise price at any time during the period of the option.  Upon exercise of a call option, the holder acquires a long position in the futures contract and the writer is assigned the opposite short position.  In the case of a put option, the opposite is true.

A portfolio fund might use futures contracts to hedge against fluctuations in the general level of stock prices, anticipated changes in interest rates, or currency fluctuations that might adversely affect either the value of a portfolio fund’s securities or the price of the securities that a portfolio fund intends to purchase.  A portfolio fund’s hedging may include sales of futures contracts as an offset against the effect of expected declines in stock prices or currency exchange rates or increases in interest rates and purchases of futures contracts as an offset against the effect of expected increases in stock prices or currency exchange rates or declines in interest rates.  Although other techniques could be used to reduce a portfolio fund’s exposure to stock price, interest rate, and currency fluctuations, a portfolio fund may be able to hedge its exposure more effectively and perhaps at a lower cost by using futures contracts and futures options.

The success of any hedging technique depends on the ability of a portfolio fund’s investment adviser correctly to predict changes in the level and direction of stock prices, interest rates, currency exchange rates, and other factors.  Should those predictions be incorrect, a portfolio fund’s return might have been better had hedging not been attempted.  However, in the absence of the ability to hedge, the investment adviser might have taken portfolio actions in anticipation of the same market movements with similar investment results but, presumably, at greater transaction costs.

When a purchase or sale of a futures contract is made by a portfolio fund, that portfolio fund is required to deposit with its custodian or broker a specified amount of cash or U.S. Government securities or other securities acceptable to the broker (“initial margin”).  The margin required for a futures contract is generally set by the exchange on which the contract is traded.  However, the margin requirement may be modified during the term of the contract, and the portfolio fund’s broker may require margin deposits in excess of the minimum required by the exchange.  The initial margin is in the nature of a performance bond or good faith deposit on the futures contract, which is returned to the portfolio fund upon termination of the contract, assuming all contractual obligations have been satisfied.  The portfolio funds expect to earn interest income on their initial margin deposits.  A futures contract held by a portfolio fund is valued daily at the official settlement price of the exchange on which it is traded.  Each day the portfolio fund pays or receives cash, called “variation margin,” equal to the daily change in value of the futures contract.  This process is known as “marking-to-market.”  Variation margin paid or received by a portfolio fund does not represent a borrowing or loan by the portfolio fund but is instead settlement between that portfolio fund and the broker of the amount one would owe the other if the futures contract had expired at the close of the previous day.  In computing NAV, the portfolio funds will mark-to-market their open futures positions.

The portfolio funds are also required to deposit and maintain margin with respect to put and call options on futures contracts they write.  Such margin deposits will vary depending on the nature of the underlying futures contract (and the related initial margin requirements), the current market value of the option, and other futures positions held by the portfolio funds.

Although some futures contracts call for making or taking delivery of the underlying securities, usually these obligations are closed out prior to delivery by offsetting purchases or sales of matching futures contracts (same exchange, underlying security or index, and delivery month).  If an offsetting purchase price is less than the original sale price, the portfolio funds realize a capital gain, or if it is more, the portfolio funds realize a capital loss.  Conversely, if an offsetting sale price is more than the original purchase price, the portfolio fund engaging in the transaction realizes a capital gain, or if it is less, the portfolio fund realizes a capital loss.  The transaction costs must also be included in these calculations.

Risks Associated with Futures.  There are several risks associated with the use of futures contracts and futures options as hedging techniques.  A purchase or sale of a futures contract may result in losses in excess of the amount invested in the futures contract.  There can be no guarantee that there will be a correlation between price movements in the hedging vehicle and in the portfolio securities being hedged.  In addition, there are significant differences between the securities and futures markets that could result in an imperfect correlation between the markets, causing a given hedge not to achieve its objectives.  The degree of imperfection of correlation depends on circumstances such as: variations in speculative market demand for futures, futures options, and the related securities, including technical influences in futures and futures options trading and differences between a portfolio fund’s investments being hedged and the securities underlying the standard contracts available for trading.  For example, in the case of index futures contracts, the composition of the index, including the issuers and the weighting of each issue, may differ from the composition of a portfolio fund’s portfolio, and, in the case of interest rate futures contracts, the interest rate levels, maturities, and creditworthiness of the issues underlying the futures contract may differ from the financial instruments held in a portfolio fund’s portfolio.  A decision as to whether, when, and how to hedge involves the exercise of skill and judgment, and even a well-conceived hedge may be unsuccessful to some degree because of market behavior or unexpected stock price or interest rate trends.

Futures exchanges may limit the amount of fluctuation permitted in certain futures contract prices during a single trading day.  The daily limit establishes the maximum amount that the price of a futures contract may vary either up or down from the previous day’s settlement price at the end of the current trading session.  Once the daily limit has been reached in a futures contract subject to the limit, no more trades may be made on that day at a price beyond that limit.  The daily limit governs only price movements during a particular trading day and therefore does not limit potential losses because the limit may work to prevent the liquidation of unfavorable positions.  For example, futures prices have occasionally moved to the daily limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of positions and subjecting some holders of futures contracts to substantial losses.  Stock index futures contracts are not normally subject to such daily price change limitations.

There can be no assurance that a liquid market will exist at a time when a portfolio fund seeks to close out a futures or futures option position.  The portfolio fund would be exposed to possible loss on the position during the interval of inability to close, and would continue to be required to meet margin requirements until the position is closed.  In addition, many of the contracts discussed above are relatively new instruments without a significant trading history.  As a result, there can be no assurance that an active secondary market will develop or continue to exist.

Swap Agreements.  A portfolio fund may engage in swap agreements.  A swap agreement is generally individually negotiated and structured to include exposure to one or more of a variety of different types of investments or market factors.  Depending on its structure, a swap agreement may increase or decrease a portfolio fund’s exposure to changes in the value of an index of securities in which the portfolio fund might invest, the value of a particular security or group of securities, or foreign currency values.  Swap agreements can take many different forms and are known by a variety of names.

A swap agreement tends to shift a portfolio fund’s investment exposure from one type of investment to another.  For example, if a portfolio fund agrees to exchange payments in dollars at a fixed rate for payments in a foreign currency the amount of which is determined by movements of a foreign securities index, the swap agreement would tend to increase that portfolio fund’s exposure to foreign stock market movements and foreign currencies.  Depending on how it is used, a swap agreement may increase or decrease the overall volatility of a portfolio fund’s investments and its NAV, which accordingly may increase or decrease the overall volatility of a Fund’s investments and its NAV.

The performance of a swap agreement is determined by the change in the specific currency, market index, security, or other factors that determine the amounts of payments due to and from a portfolio fund.  If a swap agreement calls for payments by a portfolio fund, that portfolio fund must be prepared to make such payments when due.  If the counterparty’s creditworthiness declines, the value of a swap agreement would be likely to decline, potentially resulting in a loss.

A portfolio fund will segregate assets to cover its current obligations under a swap agreement.  If a portfolio fund enters into a swap agreement on a net basis, it will segregate assets with a daily value at least equal to the excess, if any, of that portfolio fund’s accumulated obligations under the swap agreement over the accumulated amount the portfolio fund is entitled to receive under the agreement.  If a portfolio fund enters into a swap agreement on other than a net basis, it will segregate assets with a value equal to the full amount of that portfolio fund’s accumulated obligations under the agreement.

The swaps market was largely unregulated prior to the enactment of the Dodd-Frank Act on July 21, 2010. It is possible that developments in the swaps market, including government regulation, could adversely affect a portfolio fund’s ability to terminate existing swap agreements or to realize amounts to be received under such agreements.

Short Sales and Short Sales against the Box

A portfolio fund may sell securities short.  In a short sale the portfolio fund sells stock it does not own and makes delivery with securities “borrowed” from a broker.  The portfolio fund then becomes obligated to replace the security borrowed by purchasing it at the market price at the time of replacement.  This price may be more or less than the price at which the security was sold by the portfolio fund.  Until the security is replaced, the portfolio fund is obligated to pay to the lender any dividends or interest accruing during the period of the loan.  In order to borrow the security, the portfolio fund may be required to pay a premium that would increase the cost of the security sold.  The proceeds of the short sale will be retained by the broker, to the extent necessary to meet margin requirements, until the short position is closed out.

When it engages in short sales, a portfolio fund must also deposit in a segregated account an amount of cash or U.S. Government securities equal to the difference between (1) the market value of the securities sold short at the time they were sold short and (2) the value of the collateral deposited with the broker in connection with the short sale (not including the proceeds from the short sale).  A portfolio fund will incur a loss as a result of a short sale if the price of the security increases between the date of the short sale and the date on which the portfolio fund replaces the borrowed security.  The portfolio fund will realize a gain if the security declines in price between such dates.  The amount of any gain will be decreased and the amount of any loss increased by the amount of any premium, dividends or interest the portfolio fund may be required to pay in connection with a short sale.

A short sale is “against the box” if at all times when the short position is open the portfolio fund owns an equal amount of the securities or securities convertible into, or exchangeable without further consideration for, securities of the same issue as the securities sold short.

Debt Securities

A portfolio fund may invest in debt securities, including lower-rated securities (i.e., securities rated BB or lower by Standard & Poor’s Corporation, a division of The McGraw Hill Companies (“S&P”) or Ba or lower by Moody’s Investor Services, Inc. (“Moody’s”), commonly called “junk bonds”), and securities that are not rated.  A portfolio fund may or may not have restrictions as to the ratings of debt securities acquired by it or the portion of its assets that may be invested in debt securities in a particular ratings category.

Securities rated BBB or Baa are considered to be medium grade and to have speculative characteristics.  Lower-rated debt securities are predominantly speculative with respect to the issuer’s capacity to pay interest and repay principal.  Investment in medium- or lower-quality debt securities involves greater investment risk, including the possibility of issuer default or bankruptcy.  An economic downturn could severely disrupt the market for such securities and adversely affect the value of such securities.  In addition, lower-quality bonds are less sensitive to interest rate changes than higher-quality instruments and generally are more sensitive to adverse economic changes or individual corporate developments.  During a period of adverse economic changes, including a period of rising interest rates, the junk bond market may be severely disrupted, and issuers of such bonds may experience difficulty in servicing their principal and interest payment obligations.

Medium- and lower-quality debt securities may be less marketable than higher-quality debt securities because the market for them is less broad.  The market for unrated debt securities is even narrower.  During periods of thin trading in these markets, the spread between bid and asked prices is likely to increase significantly, and a portfolio fund may have greater difficulty selling its portfolio securities.  The market value of these securities and their liquidity may be affected by adverse publicity and investor perceptions.

Low and below investment grade securities may be structured as fixed-, variable-, or floating-rate obligations or as zero-coupon, pay-in-kind, or step-coupon securities and may be privately placed or publicly offered.

The debt securities held by a portfolio fund may have redemption or call provisions.  If an issuer exercises these provisions in a declining interest rate market, the portfolio fund would have to replace the security with a lower yielding security, resulting in a decreased return for the investors in the portfolio fund, including a Fund.  Conversely, a high yield, high risk security’s value will decrease in a rising interest rate market, as will the value of the portfolio fund’s assets.

Special tax considerations are associated with investing in debt securities structured as zero coupon or pay-in-kind securities.  A portfolio fund will report the interest on these securities as income even though it receives no cash interest until the security’s maturity or payment date.

Credit ratings evaluate the safety of principal and interest payments, not the market value risk of debt securities.  Rating agencies may fail to change the credit ratings in a timely manner to reflect subsequent events.  To the extent that a portfolio fund invests in medium- and lower-quality debt securities, the achievement of a portfolio fund’s investment objective may be more dependent on the portfolio fund’s own credit analysis than is the case for higher quality bonds.   A more complete description of the characteristics of bonds in each ratings category is included in Appendix A to this Part B.

Many lower-rated securities are not registered for offer and sale to the public under the Securities Act of 1933 (the “1933 Act”).  Restricted securities may be less liquid than other lower-rated securities, potentially making it difficult for portfolio funds to value or sell them.

Warrants

A portfolio fund may invest in warrants.  Warrants are options to purchase equity securities at specific prices valid for a specified period of time.  The prices do not necessarily move in parallel to the prices of the underlying securities.  Warrants have no voting rights, receive no dividends and have no rights with respect to the assets of the issuer.  If a warrant is not exercised within the specified time period, it becomes worthless and the portfolio fund loses the purchase price and the right to purchase the underlying security.

Leverage

A portfolio fund may borrow on an unsecured basis from banks to increase its holdings of portfolio securities.  Under the 1940 Act, a mutual fund is required to maintain continuous asset coverage of 300% with respect to such borrowings and to sell (within three days) sufficient portfolio holdings in order to restore coverage if it should decline to less than 300% due to market fluctuation or otherwise.  That sale must occur even if it is disadvantageous from an investment point of view.  Leveraging aggregates the effect of any increase or decrease in the value of portfolio securities on the portfolio fund’s NAV.  In addition, money borrowed is subject to interest costs (which may include commitment fees and the cost of maintaining minimum average balances) which may or may not exceed the interest and option premiums received from the securities purchased with borrowed funds.

Master Demand Notes

A portfolio fund (particularly a money market fund) may invest up to 100% of its assets in master demand notes.  These are unsecured obligations of U.S. corporations redeemable upon notice that permit investment by a mutual fund of fluctuating amounts at varying rates of interest pursuant to direct arrangements between the mutual fund and the issuing corporation.  Because master demand notes are direct arrangements between the mutual fund and the issuing corporation, there is no secondary market for the notes.  The notes are, however, redeemable at face value plus accrued interest at any time.

Asset-Backed Securities

A portfolio fund may invest in mortgage pass-through securities, which are securities representing interests in pools of mortgage loans secured by residential or commercial real property in which payments of both interest and principal on the securities are generally made monthly, in effect passing through monthly payments made by individual borrowers on mortgage loans which underlie the securities (net of fees paid to the issuer or guarantor of the securities).  Early repayment of principal on some mortgage-related securities (arising from prepayments of principal due to sale of the underlying property, refinancing, or foreclosure, net of fees and costs which may be incurred) may expose a portfolio fund to a lower rate of return upon reinvestment of principal.  Also, if a security subject to prepayment has been purchased at a premium, the value of the premium would be lost in the event of prepayment.

Like other fixed-income securities, when interest rates rise, the value of a mortgage-related security generally will decline.  However, when interest rates are declining, the value of mortgage-related securities with prepayment features may not increase as much as other fixed income securities.

A portfolio fund may invest in collateralized mortgage obligations (“CMOs”), which are hybrid mortgage-related instruments. Similar to a bond, interest and pre-paid principal on a CMO are paid, in most cases, semiannually.  CMOs are collateralized by portfolios of mortgage pass-through securities and are structured into multiple classes with different stated maturities.  Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the first class has been retired.

Other mortgage-related securities in which a portfolio fund may invest include other securities that directly or indirectly represent a participation in, or are secured by and payable from, mortgage loans on real property, such as CMO residuals or stripped mortgage-backed securities, and may be structured in classes with rights to receive varying proportions of principal and interest. In addition, a portfolio fund may invest in other asset-backed securities that have been offered to investors or will be offered to investors in the future.

Several types of asset-backed securities have already been offered to investors, including certificates for automobile receivables, which represent undivided fractional interests in a trust whose assets consist of a pool of motor vehicle retail installment sales contracts and security interest in the vehicles securing the contracts.

Mortgage-backed and asset-backed securities may be structured as fixed-, variable-, or floating-rate obligations or as zero-coupon, pay-in-kind, or step-coupon securities and may be privately placed or publicly offered.

Mortgage-backed securities may be issued or guaranteed by a U.S. Government agency or instrumentality (such as Ginnie Mae); issued and guaranteed by a government-sponsored stockholder-owned corporation, though not backed by the full faith and credit of the United States (such as by Fannie Mae or Freddie Mac, and described in greater detail below); or issued or guaranteed by other issuers, including private companies.  Ginnie Mae is a government-owned corporation that is an agency of the U.S. Department of Housing and Urban Development.  It guarantees, with the full faith and credit of the United States, full and timely payment of all monthly principal and interest on its mortgage-backed securities.

The U.S. Treasury has historically had the authority to purchase obligations of Fannie Mae and Freddie Mac (collectively, the “GSEs”).  However, in 2008, due to capitalization concerns, Congress provided the U.S. Treasury with additional authority to lend the GSEs emergency funds and to purchase their stock.  In September 2008, those capital concerns led the U.S. Treasury and the FHFA to announce that the GSEs had been placed in conservatorship.

Since that time, the GSEs have received significant capital support through U.S. Treasury preferred stock purchases as well as Treasury and Federal Reserve purchases of their mortgage- backed securities (“MBS”). The FHFA and the U.S. Treasury (through its agreement to purchase GSE preferred stock) have imposed strict limits on the size of their mortgage portfolios.  While the MBS purchase programs ended in 2010, the U.S. Treasury announced in December 2009 that it would continue its support for the entities’ capital as necessary to prevent a negative net worth through at least 2012.  While the U.S. Treasury is committed to offset negative equity at the GSEs through its preferred stock purchases through 2012, no assurance can be given that the Federal Reserve, U.S. Treasury, or FHFA initiatives will ensure that the GSEs will remain successful in meeting their obligations with respect to the debt and mortgage-backed securities they issue beyond that date.  In addition, Fannie Mae and Freddie Mac also are the subject of several continuing class action lawsuits and investigations by federal regulators over certain accounting, disclosure, or corporate governance matters, which (along with any resulting financial restatements) may adversely affect the guaranteeing entities.  Importantly, the future of the entities is in serious question as the U.S. Government reportedly is considering multiple options, ranging on a spectrum from nationalization, privatization, consolidation, or abolishment of the entities.

In addition, the problems faced by the GSEs resulting in their being placed into federal conservatorship and receiving significant U.S. Government support have sparked serious debate among federal policy makers regarding the continued role of the U.S. Government in providing liquidity for mortgage loans.  The Obama Administration produced a report to Congress on February 11, 2011 outlining a proposal to wind down the GSEs by increasing their guarantee fees, reducing their conforming loan limits (the maximum amount of each loan they are authorized to purchase), and continuing progressive limits on the size of their investment portfolio.

Credit risk is increased for mortgage-backed securities that are backed by mortgages to so-called subprime borrowers (who may pose a greater risk of defaulting on their loans) or that are subordinated to another security (i.e., if the holder of a mortgage-backed security is entitled to receive payments only after payment obligations to holders of the other security are satisfied).

Illiquid and Restricted Securities

A portfolio fund may invest up to 15% of its net assets in illiquid securities.  An illiquid security generally is one that cannot be sold in the ordinary course of business within seven days at substantially the value assigned to it in calculations of a portfolio fund’s NAV.  Repurchase agreements maturing in more than seven days, OTC derivatives, and restricted securities are generally illiquid.  Other types of investments may also be illiquid from time to time.  If, through the appreciation of illiquid securities or the depreciation of liquid securities, a portfolio fund is in a position where more than 15% of the value of its net assets are invested in illiquid assets, that portfolio fund will take appropriate steps to protect liquidity.  Illiquid securities are priced at a fair value determined in good faith by the Board of Directors or Trustees of the portfolio fund or their delegate.  A portfolio fund may be unable to realize a favorable price upon sale of the securities, or in some cases may not be able to sell the securities.

Restricted securities may be sold only in privately negotiated transactions or in a public offering with respect to which a registration statement is in effect under the 1933 Act.  Where registration is required, a portfolio fund may be obligated to pay all or part of the registration expenses and a considerable period may elapse between the time of the decision to sell and the time the portfolio fund may be permitted to sell a security under an effective registration statement.  If, during such a period, adverse market conditions were to develop, the portfolio fund might obtain a less favorable price than prevailed when it decided to sell.  Restricted securities will be priced at a fair value as determined in good faith by the Board of the portfolio fund.

Notwithstanding the above, a portfolio fund may purchase securities that have been privately placed but that are eligible for purchase and sale under Rule 144A under the 1933 Act.  That rule permits certain qualified institutional buyers, such as the portfolio funds, to trade in privately placed securities that have not been registered for sale under the 1933 Act.  The portfolio fund’s investment adviser, under the supervision of the board of directors, will consider whether securities purchased under Rule 144A are illiquid and thus subject to a portfolio fund’s restriction of investing no more than 15% of its assets in illiquid securities.  Investing in Rule 144A securities could have the effect of increasing the amount of a portfolio fund’s assets invested in illiquid securities if qualified institutional buyers are unwilling to purchase such securities.

The 1940 Act provides that a mutual fund whose shares are purchased by a Fund is obliged to redeem shares held by a Fund only in an amount up to 1% of the portfolio fund’s outstanding securities during any period of less than 30 days.  Accordingly, shares held by a Fund in excess of 1% of a portfolio fund’s outstanding securities would, if the Fund had not made the election described in this paragraph, be considered illiquid securities that, together with other such securities, may not exceed 15% of that Fund’s net assets.  However, since each Fund has elected to reserve the right to pay redemption requests by a distribution in kind of securities from its portfolio, instead of cash, these positions may be treated as liquid.  Under certain circumstances a portfolio fund may determine to make payment of a redemption by a Fund (wholly or in part) by a distribution in kind of securities from its portfolio, instead of cash.  As a result, a Fund may hold securities distributed by a portfolio fund until such time as Management determines it appropriate to dispose of the securities.  That disposition will impose additional costs on the Fund.

Repurchase Agreements

A portfolio fund may engage in repurchase agreements.  Repurchase agreements are transactions in which a portfolio fund purchases a security from a bank or recognized securities dealer and simultaneously commits to resell that security to the bank or dealer at an agreed-upon price, date, and market rate of interest unrelated to the coupon rate or maturity of the purchased security.  Repurchase agreements involve certain risks, such as default by, or insolvency of, the other party to the repurchase agreement.  A portfolio fund’s right to liquidate its collateral in the event of a default could involve certain costs, losses, or delays.  To the extent that the proceeds from any sale upon a default in the obligation to repurchase were less than the repurchase price, the portfolio fund would suffer a loss.  If the financial institution that is party to the repurchase agreement petitions for bankruptcy or otherwise becomes subject to bankruptcy or other liquidation proceedings, there may be restrictions on a portfolio fund’s ability to sell the collateral and the portfolio fund could suffer a loss.

If a counterparty defaults, a portfolio fund could realize a loss on the sale of the underlying security to the extent that the proceeds of the sale are less than the resale price specified in the repurchase agreement including interest.  In the event that a counterparty fails to perform because it is insolvent or subject to insolvency proceedings against it, a portfolio fund’s right to take possession of the underlying securities would be subject to applicable insolvency law and procedures, including an automatic stay (which would preclude immediate enforcement of the portfolio fund’s rights) and exemptions from the stay (which could permit the portfolio fund to take possession of the underlying securities or void the repurchase agreement altogether).  Since it is possible that an exemption from the automatic stay would not be available, the portfolio fund might be prevented from immediately enforcing its rights against the counterparty.  In such a case, the portfolio fund may incur delays in, or be prevented from, liquidating the underlying securities while the portfolio fund seeks to enforce its rights under the agreement, as well as diminished levels of income or lack of access to income during such time.  A portfolio fund may also incur costs in enforcing the portfolio fund’s rights.  In addition, if the portfolio fund enters into a repurchase agreement with a broker that becomes insolvent, it is possible for the Securities Investor Protection Corporation (“SIPC”) to institute a liquidation proceeding in federal court against the broker counterparty that could lead to a foreclosure by SIPC on the underlying securities, or SIPC may stay, or preclude, the portfolio fund’s ability under contract to terminate the repurchase agreement.  The risks associated with counterparty and broker insolvency are significantly decreased when a portfolio fund enters into repurchase agreements with the Fixed Income Clearing Corporation.

When-Issued and Delayed Delivery Securities; Reverse Repurchase Agreements

A portfolio fund may purchase securities on a when-issued or delayed delivery basis.  Although the payment and interest terms of these securities are established at the time the portfolio fund enters into the commitment, the securities may be delivered and paid for a month or more after the date of purchase, when their value may have changed.  A portfolio fund generally makes such commitments only with the intention of actually acquiring the securities, but may sell the securities before the settlement date if the portfolio fund’s investment adviser deems it advisable for investment reasons.  A portfolio fund may utilize spot and forward foreign currency exchange transactions to reduce the risk inherent in fluctuations in the exchange rate between one currency and another when securities are purchased or sold on a when-issued or delayed delivery basis.

A portfolio fund may enter into reverse repurchase agreements with banks and securities dealers.  A reverse repurchase agreement is a repurchase agreement in which the portfolio fund is the seller of, rather than the investor in, securities and agrees to repurchase them at an agreed-upon time and price.  Use of a reverse repurchase agreement may be preferable to a regular sale and later repurchase of securities because it avoids certain market risks and transaction costs.

At the time a portfolio fund enters into a binding obligation to purchase securities on a when-issued basis or enters into a reverse repurchase agreement, assets of the portfolio fund having a value at least as great as the purchase price of the securities to be purchased will be segregated on the books of the portfolio fund and held by the custodian throughout the period of the obligation.  The use of these investment strategies, as well as any borrowing by a portfolio fund, may increase fluctuation of a portfolio fund’s NAV (and accordingly a Fund’s NAV).

Loans of Portfolio Securities

A portfolio fund may lend its portfolio securities as long as:  (1) the loan is continuously secured by collateral consisting of U.S. Government securities or cash or cash equivalents maintained on a daily mark-to-market basis in an amount at least equal to the current market value of the securities loaned; (2) the portfolio fund may at any time call the loan and obtain the securities loaned; (3) the portfolio fund will receive any interest or dividends paid on the loaned securities; and (4) the aggregate market value of the securities loaned will not at any time exceed one-third of the total assets of the portfolio fund.  Lending portfolio securities involves risk of delay in the recovery of the loaned securities and, in some cases, the loss of rights in the collateral if the borrower fails.

Industry Concentration

A portfolio fund may concentrate its investments within one industry.  The value of the shares of such a portfolio fund may be subject to greater market fluctuation than an investment in a fund that invests in a broader range of securities.

Temporary Strategies

PTRF, PAGF, and each portfolio fund has the flexibility to respond promptly to changes in market and economic conditions.  In the interest of preserving shareholders’ capital, the Funds’ or the portfolio funds’ investment advisers may employ a temporary defensive investment strategy if it determines such a strategy to be warranted.  Pursuant to a temporary defensive strategy, PTRF, PAGF, or a portfolio fund may hold cash (U.S. dollars, foreign currencies, multinational currency units) and/or invest up to 100% of its assets in high quality debt securities or money market instruments of U.S. issuers, and most or all of the Funds’ and a portfolio fund’s investments may be made in the United States and denominated in U.S. dollars.  It is impossible to predict whether, when, or for how long PTRF, PAGF, or a portfolio fund might employ temporary defensive strategies.  However, as stated in Part A, PAGF almost never takes a defensive position.

In addition, pending investment of proceeds from new sales of portfolio fund shares or to meet ordinary daily cash needs, PTRF, PAGF, or a portfolio fund temporarily may hold cash (U.S. dollars, foreign currencies, or multinational currency units) and may invest any portion of its assets in money market instruments.

Portfolio Turnover

Although PTRF, PAGF, and the portfolio funds do not purchase securities with a view to rapid turnover, there are no limitations on the length of time that portfolio securities must be held.  Portfolio turnover can occur for many reasons such as general conditions in the securities markets, more favorable investment opportunities in other securities, or other factors relating to the desirability of holding or changing a portfolio investment.  A portfolio fund’s high rate of portfolio turnover, if it should occur, would result in increased transaction costs which must be borne by the portfolio fund.  High portfolio turnover may also result in the realization of capital gains or losses and, to the extent net short-term capital gains are realized, any dividends resulting from such gains will be considered ordinary income for federal income tax purposes.

Investment Restrictions

In pursuing its investment objective, each of Pearl Total Return Fund and Pearl Aggressive Growth Fund will not:

1.  With respect to 75% of its total assets, invest more than 5% (valued at time of investment) in securities of any one issuer, except in U.S. Government securities and securities of other investment companies.

2.  Invest more than 25% of its total assets (valued at time of investment) in securities of any one investment company.  However, this restriction does not apply when the Fund reinvests dividends and distributions from an investment company in shares of that investment company.

3.  Invest in a security if more than 25% of its total assets (valued at time of investment) would be invested in the securities of issuers in any particular industry, except that this restriction does not apply to securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities.

4.  Purchase and sell real estate or interests in real estate, although it may invest in marketable securities of enterprises, including real estate investment trusts, which invest in real estate or interests in real estate.

5.  Make loans.

6.  Sell securities short or maintain a short position.

7.  Invest in puts, calls, straddles, spreads, or combinations thereof.

8.  Purchase and sell commodities or commodity contracts.

9.  Underwrite the distribution of securities of other issuers.

10.  Issue any senior security except to the extent permitted under the 1940 Act.

11.  Borrow money except (a) from banks for temporary or emergency purposes in amounts not exceeding 33% of the value of the Fund’s assets at the time of borrowing, and (b) for temporary purposes in an amount not exceeding 5% of the value of the Fund’s total assets at the time of the borrowing.

12.  Invest in issuers for the purpose of management or the exercise of control.

The above restrictions for PTRF, PAGF, and each Fund’s investment objective are “fundamental,” which means that they cannot be changed without the approval of the lesser of (a) 67% of each Fund’s shares present at a meeting if more than 50% of the shares outstanding are present or (b) more than 50% of each Fund’s outstanding shares.

A portfolio fund may, but need not, have the same investment policies as PTRF or PAGF.  In addition, although each of the Funds may from time to time invest in shares of the same portfolio funds, the percentage of each Fund’s assets so invested may vary and the Fund’s portfolio managers will determine that the investments are consistent with the investment objectives and policies of each Fund.

Disclosure of Portfolio Information

The Funds and the Manager believe frequent and uniform fair disclosure to the public of information on the portfolio holdings of the Funds is in the interest of the Funds’ shareholders and potential investors.  However, this information is confidential and proprietary until uniform fair disclosure to the public is made.  Selective disclosure of such information could have adverse ramifications for the Funds’ shareholders.  The Manager and the Funds’ Board of Trustees have adopted and implemented a portfolio holdings disclosure policy.

The Manager publicly discloses each Fund’s month-end portfolio holdings to the public once a month, no later than the fifth day after month-end.  The portfolio information is available at www.pearlfunds.com and also upon request.  In addition, any Executive Officer of the Funds may decide to update the portfolio information on the Website at anytime if additional public disclosure is believed to be advisable.  Only the most recent portfolio information report is posted on the Website, and it remains on the Website until replaced by the next portfolio information report.  The information includes the name of each portfolio security and its percentage of the Fund’s total assets. The scope of the information provided may change from time to time without prior notice.

After portfolio information has already been made public through Website disclosure or in an SEC filing, it may thereafter be disclosed to anyone and may be used in marketing literature and in communications to shareholders and others.

The Manager and the Funds will not disclose the portfolio information prior to public disclosure on the Website.  The Manager and the Funds will not enter into any agreement to disclose Fund portfolio holdings information in exchange for any form of consideration.  These restrictions apply to all categories of persons, including, without limitation, individual investors, institutional investors, intermediaries, service providers, and rating and ranking organizations.

Any Executive Officer of a Fund may disclose to Trustees of the Funds portfolio information prior to public disclosure on the Website, in connection with preparation for Board meetings and other instances appropriate for the operation of the Funds.  Any such disclosure is made only if it is in the shareholders’ interest.  All personnel of the Manager and of the Funds who have access to the Funds’ portfolio information prior to public disclosure are subject to the Code of Ethics described in Item 17 below.  The Funds’ Board of Trustees annually receives and evaluates a report on compliance with the Code of Ethics.

The Funds’ portfolio holdings are currently disclosed to the public on the Funds’ website at www.pearlfunds.com and through their filings with the SEC.  The Funds file their portfolio holdings with the SEC for each quarter on Form N-CSR (with respect to each annual period and semi-annual period) and Form N-Q (with respect to the first and third quarters of the year).  Shareholders may obtain the Funds’ Forms N-CSR and N-Q filings on the SEC’s website at www.sec.gov.  In addition, the Funds’ Forms N-CSR and N-Q filings may be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C.  Shareholders may call the SEC at 800-SEC-0330 or 202-551-8090 for information about the SEC’s website or the Public Reference Room’s operations.

Item 17. Management of the Fund

Trustees and Officers and Their Ownership of Shares of the Funds

The Board of Trustees has overall responsibility for PMF’s and the Funds’ affairs.  Each Trustee serves for an indefinite term of unlimited duration until the next meeting of shareholders called for the purpose of considering the election or re-election of such Trustee or a successor, and until the election and qualification of his or her successor.  The Trustees may fill any vacancy provided that at least two-thirds of the Trustees, after such appointment, have been elected by the Fund’s shareholders.  A Trustee may be removed, with or without cause, at any time by a vote of at least two-thirds of the Funds’ outstanding shares or by written instrument signed by at least two-thirds of the remaining Trustees.

The Board of Trustees elects or appoints the Officers of the Funds annually.  Each Officer serves until the election and qualification of his or her successor, or until he or she sooner dies, resigns, or is removed or disqualified.  The Board of Trustees may remove any Officer, with or without cause, at any time.

The names and ages of the Trustees and Officers of PMF and the Funds, the date each was first elected or appointed to office, and their principal business occupations and other public company directorships they have held during at least the last five years, are shown below.  Each Trustee and Officer serves in that capacity for each of the two series of PMF.

Name and Age at April 1, 2012	Positions Held with Both Funds	Date First Elected or Appointed to Office **	Principal Occupations during Past 5 Years	Other Public Company Directorships
Trustees who are “Interested Persons” of the Funds: *
Robert H. Solt, 44	Investment Manager, Treasurer, Assistant Secretary, and Trustee	Feb. 2001
Pearl Management Company: Director since 2001 and Investment Manager and Chief Compliance Officer since June 2011; President and Chief Executive Officer May 2006-June 2011; Chief Operating Officer, Chief Financial Officer, and Treasurer June 2001-June 2011; Executive Vice President and Secretary, June 2001 to April 2006.
None.
David M. Stanley, 83	Senior Counsel, Chief Legal Officer, Secretary, and Trustee	July 1972
Pearl Management Company: Director; Chairman; Chief Legal Officer; Senior Counsel and Secretary since May 2006; President and Chief Executive Officer, 1972 to April 2006.  Midwest Management Corporation (private investment company): Chairman and Director through Dec. 2010.
None.
Trustees who are not “Interested Persons” of the Funds:
John W. Axel, 70	Trustee	Dec. 1974
Owner and Chief Executive Officer, Iowa Companies, Inc. (holding company engaged in waste hauling, recycling, and manufacturing).  President, Environmental Services, Inc. (waste hauling).  President, Perfect Pallet Co. (pallet manufacturing).  President, Earthcare Recycling, LLC.
None.
Douglas B. Coder, 76	Trustee	Dec. 1974	Owner, Coder Co. (former purchaser and seller of existing mortgages). Owner, DBC Realty (investments). Director, Chata Biosystems, Inc. (manufacturing pharmaceutical solutions).	Chairman and Director, Catalyst International, Inc. (software) 1996-2004.
Dr. David N. DeJong, 48	Trustee	Dec. 1998	Vice Provost and Professor of Economics, University of Pittsburgh.	None.
David L. Evans, 70	Vice Chairman of the Board and Trustee	June 1977	Owner and Chief Executive Officer, Evanwood Corporation (consulting). Director, John Deere Receivables, Inc. (asset-backed securities). Chief Executive Officer, Rose Creek Ridge, LLC (farming).	None.

Name and Age at April 1, 2012	Positions Held with Both Funds	Date First Elected or Appointed to Office **	Principal Occupations during Past 5 Years	Other Public Company Directorships
Dr. James P. Stein, 61	Chairman of the Board and Trustee	Oct. 2003	Chairman of Board of Directors and Director, Central Bancshares, Inc. Director, subsidiary banks of Central Bancshares, Inc. Doctor of Veterinary Medicine. Private investor.	None.
Other Officers of Pearl Mutual Funds:
Karen M. Brookhart, 40	Portfolio Management Associate	March 2002	Pearl Management Company: Portfolio Management Associate; employee since 2001.	None.
Peggy A. Cherrier, 59	Compliance Associate, Transfer Agent Representative, and Assistant Secretary	March 2001	Pearl Management Company: Compliance Associate and Assistant Secretary; Transfer Agent Representative since Mar. 2009; employee since 2000.	None.
Christopher S. Ingstad, 31	Vice President and Shareholder Services Director	Aug. 2006	Pearl Management Company: Vice President since June 2011 and Shareholder Services Director since Aug. 2006.	None.
Renata R. LaMar, 47	Controller and Assistant Treasurer	March 2001	Pearl Management Company: Controller and Assistant Treasurer; employee since 2000.	None.
Richard R. Phillips, 58	President, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer	Sept. 2005
Pearl Management Company: President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer since June 2011; Assistant Secretary since May 2006; Vice President Aug. 2005-June 2011 and Chief Compliance Officer May 2006-June 2011; Consultant Nov. 2004 to July 2005.  Reynolds Engineering (industrial equipment): Vice President and Secretary since 1998; General Counsel (1998 to 2009).  Phillips Law Office: Owner, 1998 to Aug. 2006.
None.
Anthony J. Toohill, 35	Chief Compliance Officer	Aug. 2004	Pearl Mutual Funds: Chief Compliance Officer since 2004. Stinnett & Associates (risk management), Senior Associate, 2004 to Dec. 2007.	None.

*  Mr. Solt is an “interested person” of PMF and the Funds, as defined in the 1940 Act, because he is an Executive Officer and a Director of the Manager.  Mr. Stanley is an “interested person” of PMF and the Funds because he is an Executive Officer and a Director of the Manager.

** Dates prior to June 2001 correspond to the date first elected or appointed as a Director or Officer of Mutual Selection Fund, Inc., the Funds’ predecessor.

The address of the Trustees and Officers is: Pearl Mutual Funds, 2610 Park Avenue, PO Box 209, Muscatine, Iowa 52761.

Leadership Structure and Qualifications of the Board of Trustees

The Board of Trustees oversees the Manager and certain other principal service providers in the operations of the Funds.  The Board of Trustees consists of five Trustees who are not “interested persons” of PMF as defined in the 1940 Act (each an “independent Trustee”) and two Trustees who are “interested persons” of PMF.  The Board of Trustees meets in-person at regularly scheduled meetings throughout the year.  In addition, the Board may meet in-person or by telephone at special meetings or on an informal basis at other times.  As described below, the Board of Trustees has established four standing committees – Audit, Nominating and Governance, Contract Review, and Executive – and may establish ad hoc committees or working groups from time to time, to assist the Board of Trustees in fulfilling its oversight responsibilities.  The independent Trustees also have engaged independent legal counsel to assist them in fulfilling their responsibilities.

The Chairman of the Board of Trustees is an independent Trustee.  The Chairman presides at all meetings of the Board of Trustees at which the Chairman is present.  Among other things, the Chairman reviews and approves the agenda for each Board meeting and facilitates communication among PMF’s independent Trustees.  The Trustees believe that the Board’s leadership structure is appropriate given the characteristics and circumstances of PMF.  The Trustees also believe that this structure facilitates the exercise of the Board’s independent judgment in fulfilling its oversight function and efficiently allocates responsibility among Committees.

The Board of Trustees has concluded that, based on each Trustee’s experience, qualifications, attributes, or skills on an individual basis and in combination with those of the other Trustees, each Trustee should serve as a member of the Board.  In making this determination, the Board has taken into account the actual service of the Trustees during their tenure in concluding that each should continue to serve.  The Board also has considered each Trustee’s background and experience.  Set forth below is a brief discussion of the specific experience qualifications, attributes, or skills of each Trustee that led the Board to conclude that he should serve as a Trustee.

Each of Messrs. Stanley, Axel, Coder, and Evans has served for more than 30 years as a Trustee of PMF and its predecessor, while Mr. Solt and Drs. DeJong and Stein have served for 9, 13, and 8 years, respectively.  Each of Messrs. Solt and Stanley has extensive experience in the financial services industry.  Each of Messrs. Axel, Coder, and Evans and Dr. Stein has significant executive experience in other industries.  Dr. DeJong has been a Professor of Economics for over 20 years.  Each of Messrs. Solt, Stanley, Axel, Coder, and Evans and Drs. DeJong and Stein holds an advanced degree.

Committee Structure

Messrs. Evans (Chairman) and Coder and Dr. Stein serve as members of the Audit Committee.  This Committee makes recommendations to the Board of Trustees regarding the selection of auditors and confers with the auditors regarding the scope and results of the audit.  The Audit Committee met two times during the year 2011.

Mr. Axel (Chairman) and Dr. DeJong serve as members of the Nominating and Governance Committee.  This Committee makes recommendations to the Board of Trustees regarding Board committees and committee assignments, the composition of the Board of Trustees, any candidate for appointment as the independent Chairman of the Board of Trustees, any candidates for election as independent Trustees, and compensation of independent Trustees, and oversees the process for evaluating the functioning of the Board of Trustees.  The Nominating and Governance Committee will consider recommendations by shareholders regarding candidates for election as Trustee.  However, if such a recommendation is received at a time when the Committee is not considering prospective candidates for nomination as independent Trustees, the Committee in its discretion may defer consideration until an appropriate time.  The Nominating and Governance Committee met one time during the year 2011.

Dr. DeJong (Chairman), Messrs. Axel, Coder, and Evans, and Dr. Stein serve as members of the Contract Review Committee.  This Committee establishes and oversees the process for the annual consideration and evaluation of the agreements between PMF and Pearl Management Company.  The Contract Review Committee met two times during the year 2011.

Dr. Stein (Chairman of the Board) and Messrs. Evans (Vice Chairman of the Board), Solt (Investment Manager), and Stanley (Senior Counsel) serve as members of the Executive Committee.  This Committee generally has the authority to exercise the powers of the Board of Trustees during intervals between meetings.  The Executive Committee did not meet during the year 2011.

Risk Oversight

The operation of a mutual fund, including its investment activities, generally involves a variety of risks.  As part of its oversight of the Funds, the Board of Trustees oversees risk through various regular Board and Committee activities. The Board of Trustees, directly or through its Committees, reviews reports from, among others, the Manager, the Funds’ Chief Compliance Officer, the Funds’ independent registered public accounting firm, and outside legal counsel, as appropriate, regarding risks faced by the Funds and the risk management programs of the Manager and certain service providers.  The actual day-to-day risk management with respect to the Funds resides with the Manager and other service providers to the Funds.  Although the risk management policies of the Manager and the service providers are designed to be effective, there is no guarantee that they will anticipate or mitigate all risks.  Not all risks that may affect the Funds can be identified, eliminated, or mitigated.  Some risks simply may not be anticipated or may be beyond the control of the Board of Trustees or the Manager, its affiliates, or other service providers.

Trustee Compensation

Each Trustee who is not an “interested person” of the Funds, as defined in the 1940 Act, receives from the Funds an annual Trustee’s fee (retainer) of $13,000 except that the annual amount is $20,000 for the Chairman of the Board of Trustees and $17,000 for the Chairman of the Audit Committee, the Chairman of the Nominating and Governance Committee, and the Chairman of the Contract Review Committee.  Each independent Trustee also receives a quarterly Board meeting attendance fee of $2,250 (annual rate $9,000) if the Trustee is present for all or substantially all of the meeting.  However, the quarterly Board meeting attendance fee of the Chairman of the Board is $2,750 (annual rate $11,000) if he or she serves as presiding officer for all or substantially all of the meeting.  If a Board meeting in addition to the 4 quarterly meetings is held, the attendance fee for that meeting is equal to the quarterly attendance fee amount.

Each independent Trustee also is paid an attendance fee of $1,250 per day for each of these meetings, if the Trustee is present for all or substantially all of the meeting: (a) a meeting of a Committee of the Board that is not held during or in connection with a Board meeting; and (b) an approved outside education experience in accordance with the Orientation and Education Program for Independent Trustees, if the Trustee presents a brief report to the Board in accordance with the Orientation and Education Program for Independent Trustees.  Attendance and presence at Board and Committee meetings include participation by telephone or other electronic communication.  However, attendance fees are not paid for a Committee meeting if it is conducted primarily by telephone conference or other electronic communication, unless the Board or Committee determines that attendance fees should be paid and promptly requests payment.  The Vice Chairman of the Board does not receive any compensation for serving in that position, except that when performing the duties and exercising the powers of the Chairman of the Board, the Vice Chairman of the Board receives the same compensation as the Chairman of the Board.  All attendance fees are paid in cash, which is applied to the purchase of shares of PTRF or PAGF or both.

The preceding provisions are included in a revised independent Trustees’ compensation plan adopted by the Board and effective January 1, 2011.  For the fiscal year ended December 31, 2011, the Funds paid fees aggregating $131,000 to Trustees who were not affiliated with the Manager, as defined by the 1940 Act.  The Funds have no retirement or pension plans.

The following table sets forth the total compensation paid by Pearl Mutual Funds during the fiscal year ended December 31, 2011 to each of the Trustees of PMF:

Name of Trustee	Pearl Total Return Fund	Pearl Aggressive Growth Fund	Aggregate Compensation from the Funds
Trustees who are interested persons of the Funds:
Robert H. Solt	$0	$0	$0
David M. Stanley	$0	$0	$0
Trustees who are independent (not interested persons of the Funds):
John W. Axel	$16,967	$9,033	$26,000
Douglas B. Coder	$14,357	$7,643	$22,000
Dr. David N. DeJong	$16,967	$9,033	$26,000
David L. Evans	$16,967	$9,033	$26,000
Dr. James P. Stein	$20,230	$10,770	$31,000

The Officers and Trustees affiliated with the Manager serve without any compensation from PMF and the Funds.

Trustee Ownership of Fund Shares

As of March 31, 2012, the Trustees and Officers of the Trust as a group beneficially owned 4.11% of the outstanding shares of Pearl Total Return Fund and 5.31% of Pearl Aggressive Growth Fund.

The following table illustrates the dollar range of any equity securities “beneficially” owned (within the meaning of that term as defined in rule 16a-1(a)(2) under the Securities Exchange Act of 1934) by the Trustees of Pearl Total Return Fund and Pearl Aggressive Growth Fund as of December 31, 2011.  The dollar range for the securities represented in the table was determined using the NAV of a share of the Fund as of the close of business on December 31, 2011.

Name of Trustee	Name of Fund	Dollar Range of Equity Securities in each Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies
Trustees who are interested persons of the Funds:
Robert H. Solt	Total Return Fund Aggressive Growth Fund	$50,001-$100,000 over $100,000	over $100,000*
David M. Stanley	Total Return Fund Aggressive Growth Fund	over $100,000* over $100,000*	over $100,000*
Trustees who are independent (not interested persons of the Funds):
John W. Axel	Total Return Fund Aggressive Growth Fund	over $100,000 $0-$10,000	over $100,000
Douglas B. Coder	Total Return Fund Aggressive Growth Fund	$0-$10,000 $0-$10,000	$0-$10,000

Name of Trustee	Name of Fund	Dollar Range of Equity Securities in each Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies
Dr. David N. DeJong	Total Return Fund Aggressive Growth Fund	$0-$10,000 $50,001-$100,000	$50,001-$100,000
David L. Evans	Total Return Fund Aggressive Growth Fund	$50,001-$100,000 $10,001-$50,000	over $100,000*
Dr. James P. Stein	Total Return Fund Aggressive Growth Fund	over $100,000 over $100,000	over $100,000*
*  Over $200,000

No independent Trustee owns, beneficially or of record, any security of the Manager or any person (other than a registered investment company) directly or indirectly controlling, controlled by, or under common control with the Manager.

The Funds’ Board of Trustees and the Manager strongly encourage all Trustees, Officers, and employees of PMF, the Funds, and the Manager, plus the Manager and all its shareholders, to own shares of the Funds.  The Board of Trustees and the Manager believe this ownership will help to ensure that all of these persons and entities have a shared interest with all shareholders of the Funds and a strong incentive to make the Funds’ performance their high priority.

At December 31, 2011:

1.  All Trustees, Directors, Officers, and employees of the Manager and of PMF and the Funds were shareholders of one or both of the Funds.  This group beneficially owned shares of the Funds having these aggregate values:

Pearl Total Return Fund	$2,713,367
Pearl Aggressive Growth Fund	$1,865,241
Both Funds	$4,578,608

2.  The Manager and its five shareholders each were shareholders of both Funds.  This group beneficially owned shares of the Funds having these aggregate values:

Pearl Total Return Fund	$1,291,451
Pearl Aggressive Growth Fund	$731,723
Both Funds	$2,023,174

3.  Groups 1 and 2 together beneficially owned shares of the Funds having these aggregate values:

Pearl Total Return Fund	$4,004,818
Pearl Aggressive Growth Fund	$2,596,964
Both Funds	$6,601,782

Code of Ethics

The 1940 Act and rules thereunder require that PMF and the Manager establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of the Funds might take advantage of that knowledge for their own benefit.  PMF and the Manager have adopted a Code of Ethics to meet those concerns and legal requirements.  Although the Code does not prohibit employees who have knowledge of the investments and investment intentions of the Funds from engaging in personal securities investing, it does regulate such personal securities investing by these employees as a part of the effort by PMF and the Manager to detect and prevent conflicts of interest.

Proxy Voting Policies

The following proxy voting procedures have been adopted by PMF and Pearl Management Company (the “Manager”).

Pursuant to Section 12(d)(1)(E)(iii) of the Investment Company Act of 1940, all proxies voted by Pearl Mutual Funds, registered either in the name of Pearl Aggressive Growth Fund or Pearl Total Return Fund (each a “Fund”), will have the following voting instructions typed on the proxy form:

Vote these shares in the same proportion as the vote of all other holders of such shares. (Pearl Aggressive Growth Fund) (Pearl Total Return Fund) is a series of Pearl Mutual Funds, a registered investment company.

Proxies will be signed on behalf of PMF by the Chief Executive Officer of PMF and the Manager or, in his or her absence, by another designated Officer of PMF and the Manager.

In accordance with SEC regulations the Funds’ proxy voting record for the last twelve-months period ended June 30 has been filed with the SEC.  Shareholders may obtain a copy of the Funds’ proxy voting record (1) on the Securities and Exchange Commission’s Website at www.sec.gov; (2) on the Funds’ Website at www.pearlfunds.com; and (3) without charge, upon request, by calling 866-747-9030 (toll-free).

Item 18. Control Persons and Principal Holders of Securities

Principal Shareholders of PTRF and PAGF

As of March 31, 2012, Tax Education Support Organization may be deemed to control Pearl Total Return Fund by virtue of owning more than 25% of the outstanding shares of this Fund.  Tax Education Support Organization owned of record and beneficially owned directly 33.29% of the outstanding shares of PTRF.  This control relationship will continue to exist until such time as the share ownership described above represents 25% or less of the outstanding shares of PTRF.  Through the exercise of voting rights with respect to shares of PTRF, Tax Education Support Organization may be able to determine the outcome of shareholder voting on matters on which approval of shareholders is required.  Robert H. Solt may be deemed to have a controlling influence over Tax Education Support Organization because he serves as its President and a Director.  David M. Stanley and Jean Leu Stanley, his wife, may be deemed to have a controlling influence over Tax Education Support Organization because he serves as its Chairman and a Director and she serves as a Director.  Mr. Solt and Mr. and Mrs. Stanley may also have a controlling influence over some other shareholders of the Funds that are not controlling persons of the Funds.

As of March 31, 2012, the following entities owned beneficially 5% or more of the shares of Pearl Total Return Fund:

Name and Address	Percentage Ownership

Marriage Encounter Support Foundation 2p610 Park Avenue Muscatine, IA 52761	9.43%

New Hope Foundation 2610 Park Avenue Muscatine, IA 52761	11.98%

Public Interest Institute Iowa Wesleyan College Mount Pleasant, IA 52641	6.17%

Tax Education Support Organization 2610 Park Avenue Muscatine, IA 52761	33.29%

As of March 31, 2012, the following entities owned beneficially 5% or more of the shares of Pearl Aggressive Growth Fund:

Name and Address	Percentage Ownership

New Hope Foundation 2610 Park Avenue Muscatine, IA 52761	21.02%

Public Interest Institute Iowa Wesleyan College Mount Pleasant, IA 52641	5.85%

Tax Education Support Organization 2610 Park Avenue Muscatine, IA 52761	23.92%

Item 19. Investment Advisory and Other Services

Pearl Management Company (the “Manager” or “Management”), 2610 Park Avenue, P.O. Box 209, Muscatine, IA 52761 serves as the investment adviser and manager for the Funds.  The Funds are its only clients that pay for its services.  As of March 31, 2012, the Manager has approximately $100 million under management, consisting entirely of Pearl Total Return Fund and Pearl Aggressive Growth Fund plus the Manager’s own investment assets.  The Manager does not manage any other accounts.

The Manager is an Iowa corporation whose shareholders are Capital Formation Council, Free Enterprise Advocates, Investor Protection, Inc., Public Interest Committee, and Taxpayer Rights Association, each an Iowa nonprofit organization and public interest organization.  Each shareholder has been in existence for more than 25 years and has supported advocacy on public policy issues.  None of the shareholder organizations has any shareholders or beneficial owners.  David M. Stanley and Jean Leu Stanley, his wife, and Robert H. Solt and Dana D. Solt, his wife, may together be deemed to control the Manager because one or more of them serves as an Officer and Director of each of the five shareholders of the Manager and each of them serves as an Officer or Director (or both) of the Manager.

At December 31, 2011, the Manager and its five shareholders each owned shares of both Funds.  This group beneficially owned shares of the Funds having these aggregate values:

Pearl Total Return Fund	$1,291,451
Pearl Aggressive Growth Fund	$731,723
Both Funds	$2,023,174

All of these affiliated persons of PMF and the Funds are affiliated persons of the Manager:

Name	Positions Held with Pearl Mutual Funds (PMF) and the Manager
Richard R. Phillips
President, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, of PMF.  President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Assistant Secretary of the Manager.

David M. Stanley	Senior Counsel, Chief Legal Officer, Secretary, and Trustee of PMF. Chairman, Senior Counsel, Chief Legal Officer, Secretary, and Director of the Manager.
Robert H. Solt	Investment Manager, Treasurer, Assistant Secretary, and Trustee of PMF. Investment Manager, Chief Compliance Officer, and Director of the Manager.

The Manager furnishes continuing investment supervision and other services to the Funds under an Investment Management Agreement and an Administrative Services Agreement (the “Agreements”) and is responsible for overall management and investment of the Funds’ assets.  The Agreements may be continued from year to year only so long as their continuance is approved annually (a) by the vote of a majority of the Trustees who are not “interested persons” of Pearl Mutual Funds or of the Manager cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of PMF or by the vote of a majority (as defined in the 1940 Act) of the outstanding shares of each Fund.  Any amendment to the Agreements must be approved in the same manner.

In this Part B, “independent Trustee(s)” means all Trustees who are not “interested persons,” as defined in the 1940 Act, of PMF or of the Manager.

On December 3, 2011, the Board of Trustees approved the continuation of the Investment Management Agreement and the Administrative Services Agreement, through January 13, 2013, subject to earlier termination pursuant to the Funds’ proposed liquidation.  In connection with this Board action, the Board reviewed and reaffirmed the existing Expense Limit Agreement between the Manager and the Funds.  These Board actions followed Contract Review Committee meetings held on September 16, 2011 and December 3, 2011.  In considering whether to approve the continuation of Agreements the Contract Review Committee and the Board, including the independent Trustees, did not identify any single factor as determinative, and each Trustee weighed the various factors as he deemed appropriate.  The Trustees considered, among other things: the nature, quality, and extent of services; performance of the Funds; costs of services and profits realized by the Manager; economies of scale; and other benefits to the Manager.  A more detailed discussion pertaining to the approval of the Agreements is included in the December 31, 2011 annual report.  On December 3, 2011, the Board of Trustees determined that it is in the best interest of the Funds and their shareholders to close and liquidate the Funds, and authorized PMF to enter into a plan of liquidation and termination with the Manager which was executed on December 19, 2011 (the “Plan”).  It is anticipated that all outstanding shares of each Fund will be redeemed and the Funds will discontinue operations on or about September 28, 2012 pursuant to the Plan.

The Agreements may be terminated by the Funds or by either Fund without penalty, by the vote of the Board of Trustees of PMF or the shareholders of that Fund (by a majority as defined in the 1940 Act) on sixty days’ written notice to the Manager, or by the Manager on one year’s notice to the Fund, and will terminate automatically in the event of assignment.  The fees payable by each Fund under the Agreements are the obligation only of that Fund and impose no liability on the other Fund.

The total advisory and management fees each Fund pays to the Manager are accrued daily and payable monthly based on the Fund’s net assets as of the beginning of the month, at the annual rates shown below:

Average Daily Net Assets First $30 million More than $30 million to $100 million In excess of $100 million	Rate of Fee 0.65% 0.58% 0.40%

The Manager provides administrative and transfer agency services to PMF pursuant to the Administrative Services Agreement, for which the Manager receives a fee.  The Funds pay the cost of custodial, audit, and legal services and membership in trade organizations.  They also pay other expenses such as the cost of maintaining the registration of their shares under federal law, complying with state securities laws, proxy solicitations, printing and distributing notices and copies of the Prospectus and shareholder reports furnished to existing shareholders, taxes, insurance premiums, and the fees of the independent Trustees.  The Manager bears all sales and promotional expenses, including the cost of Prospectuses and other materials used for sales and promotional purposes.  The sale of shares to new investors was suspended on December 19, 2011, and the sale of shares to existing shareholders will be suspended on April 30, 2012.  The Funds will cease the sale of all shares and, pursuant to the Plan, the Funds will be liquidated and the assets distributed to shareholders no later than September 28, 2012.

The administrative services fees each Fund pays to the Manager are accrued daily and payable monthly based on the Funds’ net assets as of the beginning of the month, at the annual rates shown below:

Average Daily Net Assets First $30 million More than $30 million to $100 million In excess of $100 million	Rate of Fee 0.16% 0.14% 0.08%

The advisory and management fees and administrative services fees paid by the Funds to the Manager for the fiscal years ended December 31, 2011, 2010, and 2009, which took into account the previous administrative fee that was five basis points higher through 2009, were as follows:

Fund	2011	2010	2009
Pearl Total Return Fund	$610,405	$588,634	$562,529
Pearl Aggressive Growth Fund	$339,923	$326,431	$283,697

The Manager has contractually agreed to reimburse each Fund for all ordinary operating expenses (including all management and administrative fees) exceeding 1.20% of a Fund’s average net assets.  When the Manager has reimbursed a Fund for expenses in excess of this limit, the Manager may recover the amounts reimbursed under this limit, for a period that does not exceed five years, to the extent this can be done without exceeding the expense limit.  The Manager may similarly recover amounts reimbursed under the Funds’ previous contractual expense limit, but only to the extent this can be done without exceeding that expense limit.  The agreement to limit the Funds’ ordinary operating expenses is limited to the Funds’ direct operating expenses and, therefore, does not apply to the portfolio funds’ fees and expenses, which are indirect expenses incurred by the Funds through their investments in the portfolio funds. This expense limit does not have an expiration date, and will continue unless a change is approved by the Funds’ Board of Trustees.

Custodian

First National Bank of Muscatine (“FNBM”), 300 East Second Street, Muscatine, Iowa 52761, is the custodian for the Funds.  It is responsible for holding all securities and cash of the Funds, receiving and paying for securities purchased, delivering against payment securities sold, receiving and collecting income from investments, making all payments covering expenses of the Funds, and performing other administrative duties, all as directed by authorized persons of the Funds.  FNBM does not exercise any supervisory function in such matters as purchase and sale of portfolio securities, payment of dividends, or payment of expenses of the Funds.  The Funds have authorized FNBM to deposit certain portfolio securities of the Funds in central depository systems as permitted under federal law.

Item 20. Portfolio Managers

Robert H. Solt, David M. Stanley, and Richard R. Phillips are the portfolio managers and the Investment Committee for both Pearl Total Return Fund and Pearl Aggressive Growth Fund.  Other Officers and employees of the Manager also provide research and analysis for the Investment Committee.

The Manager, Mr. Solt, Mr. Stanley, and Mr. Phillips do not manage any other registered investment companies, pooled investment vehicles, or other investment accounts other than the Funds, except that Mr. Stanley manages for himself and his wife two personal brokerage accounts with assets less than $300,000, Mr. Phillips manages two personal accounts with assets less than $300,000, and Mr. Solt manages one personal account with assets less than $10,000 as of December 31, 2011.  One or more of the portfolio managers give limited and occasional investment advice to various non-profit organizations (most are shareholders of the Funds), but the recipients do not pay for these services.  The Manager receives compensation only from the Funds.

The advisory fee and all fees received by the Manager in connection with management of the Funds are not based on the performance of the Funds.  However, the performance of the Funds is a significant factor in the Board of Trustees’ annual review and decision on the Agreement between the Manager and the Funds.

Material conflicts of interest are not anticipated in connection with the management of the Funds’ investments because cross-trades between the Funds are not permitted, and no allocation of aggregated trades is done as a regular trading practice.

The portfolio managers receive all of their compensation from the Manager in the form of a fixed salary, employee benefits, and the possibility of a year-end bonus.  Salaries and bonuses (if any) are determined by the Manager’s Chief Executive Officer and Senior Counsel, taking into account all factors which they believe are relevant.  Employee performance and achievements, employee responsibilities, the Manager’s income, and the Funds’ performance, growth, and net assets are among the many factors that may affect the decisions on portfolio managers’ compensation.  However, there is no formula, agreement, or policy regarding any relationship between the portfolio managers’ compensation and the Funds’ performance, growth, or net assets.   The portfolio managers do not receive any other compensation with respect to managing the Funds or any other accounts.

The Manager strongly encourages all portfolio managers and all Officers and employees of the Manager to own shares of the Funds.  The Manager believes this ownership will ensure that all of these persons have a shared interest with all shareholders of the Funds and a strong incentive to make the Fund’s performance their high priority.

At December 31, 2011 each portfolio manager beneficially owned (as determined pursuant to Rule 16a-1(a)(2) under the 1934 Act) shares of PTRF and PAGF having values within these indicated dollar ranges:

	Pearl Total Return Fund	Pearl Aggressive Growth Fund
Robert H. Solt	$50,001-$100,000	$100,001 to $500,000
David M. Stanley	over $1,000,000	over $1,000,000
Richard R. Phillips	$50,001 to $100,000	$50,001 to $100,000

Item 21. Brokerage Allocation and Other Practices

The Manager is responsible for decisions to buy and sell securities for the Funds and for the placement of the Funds’ portfolio business and negotiation of commissions, if any, paid on these transactions.

The Funds will seek to be included within a class of investors entitled not to pay sales loads by purchasing load fund shares under letters of intent, rights of accumulation, cumulative purchase privileges, and other quantity discount programs.

Each Fund may purchase shares of portfolio funds which charge a redemption fee (not exceeding 2%).  A redemption fee is a fee imposed by a portfolio fund upon shareholders (such as a Fund) redeeming shares of the fund within a certain period of time.  The fee is payable to the portfolio fund.  Accordingly, if a Fund were to invest in a portfolio fund and, as a result of redeeming shares in such portfolio fund, incur a redemption fee, the redeeming Fund would bear the redemption fee.  The Funds will not invest in shares of a mutual fund that is sold with a redemption fee or contingent deferred sales load exceeding 2%.

However, each Fund seeks to avoid completely all transaction costs (sales charges, commissions, and redemption fees).  As of the date of this Part B, Pearl Total Return Fund has not paid any sales charge, commission, or redemption fee since 1998 and Pearl Aggressive Growth Fund has never paid any sales charge, commission, or redemption fee.

Item 22. Capital Stock and Other Securities

Pearl Mutual Funds (“PMF”) (formerly Mutual Selection Trust) is a Massachusetts business trust organized under an Amended and Restated Declaration of Trust dated September 11, 2000 (the “Declaration of Trust”).  The Declaration of Trust may be amended by a vote of either PMF’s shareholders or, in certain circumstances, by its Trustees without shareholder consent.  PMF may issue an unlimited number of shares, in one or more series as the Board of Trustees may authorize.  Any series of shares may be further divided, without shareholder approval, into two or more classes of shares having such preferences or special or relative rights or privileges as the Trustees may determine.  The shares of the Funds are not currently divided into classes.  Pearl Total Return Fund and Pearl Aggressive Growth Fund are the only series of PMF currently being offered.  The Board of Trustees may authorize the issuance of additional series if deemed advisable, each with its own investment objective, policies, and restrictions.  All shares issued will be fully paid and non-assessable and will have no preemptive or conversion rights.

Under Massachusetts law, the shareholders of PMF may, under certain circumstances believed to be remote, be held personally liable for PMF’s obligations.  However, the

Declaration of Trust disclaims liability of shareholders and PMF’s Trustees and Officers for acts or obligations of PMF and requires that notice of such disclaimer be given in each agreement, obligation, or contract entered into or executed by PMF or the Board of Trustees.  The Declaration of Trust provides for indemnification out of the assets of PMF of all losses and expenses of any shareholder held personally liable for the obligations of PMF.  Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is remote, since it is limited to circumstances in which the disclaimer is inoperative and PMF itself is unable to meet its obligations.

On any matter submitted to a vote of shareholders, shares are voted in the aggregate and not by individual series except that shares are voted by individual series when required by the 1940 Act or other applicable law, or when the Board of Trustees determines that the matter affects only the interests of one series, in which case shareholders of the unaffected series are not entitled to vote on that matter.  All shares of PMF are voted together in the election of Trustees.

Item 23. Purchase, Redemption, and Pricing of Shares

Pursuant to the Plan, each Fund will terminate the public offering of its securities, and no additional shares will be available for purchase.  Redemptions are discussed in the Item 6(b) of Part A of this Registration Statement.  The Funds are intended for long-term investment and seek to prevent, and strongly discourage, any frequent trading of Fund shares.  The Funds do not have any arrangements with any person to permit frequent purchases and redemptions of Fund shares.

Net Asset Value

Share redemption orders will be priced at a Fund’s NAV per share next computed after those orders are received by PMF.  Each Fund’s NAV is determined only on days on which the New York Stock Exchange (“NYSE”) is open for trading.  The NYSE is regularly closed on Saturdays and Sundays and on New Year’s Day, the third Monday in January, the third Monday in February, Good Friday, the last Monday in May, Independence Day, Labor Day, Thanksgiving, and Christmas.  If one of those holidays falls on a Saturday or Sunday, the NYSE will be closed on the preceding Friday or the following Monday, respectively.

Computation of NAV (and the redemption of Fund shares) may be suspended or postponed during any period when (a) trading on the NYSE is restricted, as determined by the Securities and Exchange Commission, or that exchange is closed for other than customary weekend and holiday closings, (b) the Commission has by order permitted such suspension, or (c) an emergency, as determined by the Commission, exists making disposal of portfolio securities or valuation of the net assets of the Funds not reasonably practicable.

For a description of the methods used to determine the share price, see Item 11(a) in Part A of this Registration Statement.

PMF has elected to be governed by Rule 18f-1 under the 1940 Act pursuant to which it is obligated to redeem shares solely in cash up to the lesser of $250,000 or 1% of the NAV of a Fund during any 90-day period for any one shareholder.  Redemptions in excess of the above amounts will normally be paid in cash, but may be paid wholly or partly by a distribution in kind of securities.  If a redemption is made in kind, the redeeming shareholder would bear any transaction costs incurred in selling the securities received.

Item 24. Taxation of the Fund

Part A of this Registration Statement describes generally the tax treatment of dividends by the Funds.  This section of Part B of this Registration Statement includes additional information concerning federal taxes.  In Part B, the term “dividend(s)” includes all distributions of income and capital gains, unless the context indicates otherwise.

Each Fund has qualified and intends to qualify annually for the special tax treatment afforded a “regulated investment company” under Subchapter M of the Internal Revenue Code (the “Code”) so that it does not pay federal taxes on income and capital gains distributed to shareholders.  To so qualify a Fund must, among other things, (1) derive at least 90% of its gross income in each taxable year from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock, securities, or foreign currency, certain other income (including but not limited to gains from options, futures, and forward contracts) derived with  respect to its  business of investing in stock, securities, or currencies, or net income derived from interests in “qualified publicly traded partnerships,” as defined in the Code for this purpose; and (2) diversify its holdings so that at the end of each quarter of its taxable year the following two conditions are met: (a) at least 50% of the value of the Fund’s total assets is represented by cash, U.S. Government securities, securities of other regulated investment companies, and other securities (for this purpose such other securities will qualify only if the Fund’s investment is limited in respect to any issuer to an amount not greater than 5% of the Fund’s assets and 10% of the outstanding voting securities of such issuer) and (b) not more than 25% of the value of the Fund’s assets is invested in securities of any one issuer (other than U.S. Government securities or securities of other regulated investment companies), two or more issuers which the Fund controls and which are engaged in the same, similar, or related trades or businesses, or the securities of one or more qualified publicly traded partnerships.

A Fund’s net realized capital gains from securities transactions will be distributed only after reducing such gains by the amount of any available capital loss carryforwards.  Capital losses may be carried forward to offset any capital gains for eight years, after which any undeducted capital loss remaining is lost as a deduction.  However, for taxable years beginning after December 22, 2010, capital losses may be carried forward indefinitely.

A federal excise tax at the rate of 4% will be imposed on the excess, if any, of a Fund’s “required distribution” over actual dividends in any calendar year.  Generally, the “required distribution” is 98% of a Fund’s ordinary income for the calendar year plus 98.2% of its net capital gains recognized during the one-year period ending on October 31 of the calendar year plus undistributed amounts from prior years.  The Funds intend to make distributions sufficient to avoid imposition of the excise tax.

Under recent legislation, each Fund must report to the IRS and furnish to Fund shareholders cost basis and holding-period information for Fund shares purchased after December 31, 2011, and sold after that date.  The Fund will permit Fund shareholders to elect from among several IRS-accepted cost basis methods, including average cost.  In the absence of an election, the Fund will use the average-cost method as the default cost basis method.  The cost basis method elected or applied may not be changed after the settlement date of a sale of Fund shares.  Fund shareholders should consult with their tax advisors to determine the appropriate cost basis method for their tax situation and to obtain more information about how the new cost basis reporting law applies to them.  The current law requirement to report only the gross proceeds from the sale of Fund shares will continue to apply to all Fund shares acquired through December 31, 2011, and sold on and after that date.

A Fund is required to withhold and remit to the U.S. Treasury a percentage of dividend income on any account if the shareholder fails to (1) provide a taxpayer identification number, (2) certify that the number is correct and that he or she is not subject to backup withholding, or (3) certify that he or she is a U.S. Person (including a U.S. resident alien); or if (4) the IRS informs the Fund that the tax identification number provided is incorrect.

Item 25. Underwriters

Not Applicable.

Item 26. Calculation of Performance Data

Not Applicable.

Item 27. Financial Statements

Audited financial statements, which are contained in the Funds’ December 31, 2011 Annual Report, are incorporated by reference into this Part B.

APPENDIX A

DESCRIPTION OF BOND RATINGS

A rating by a rating service represents the service’s opinion as to the credit quality of the security being rated.  However, the ratings are general and are not absolute standards of quality or guarantees as to the creditworthiness of an issuer. Consequently, the Fund’s investment adviser believes that the quality of debt securities in which the Fund invests should be continuously reviewed and that individual analysts give different weightings to the various factors involved in credit analysis.  A rating is not a recommendation to purchase, sell, or hold a security, because it does not take into account market value or suitability for a particular investor.  When a security has received a rating from more than one service, each rating should be evaluated independently.  Ratings are based on current information furnished by the issuer or obtained by the ratings services from other sources which they consider reliable.  Ratings may be changed, suspended, or withdrawn as a result of changes in or unavailability of such information, or for other reasons.

The following is a description of the characteristics of rating used by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”).

Ratings by Moody’s:

Aaa-- Obligations rated Aaa are judged to be of the highest quality, with minimal credit risk.

Aa-- Obligations rated Aa are judged to be of high quality and are subject to very low credit risk.

A-- Obligations rated A are considered upper-medium grade and are subject to low credit risk.

Baa-- Obligations rated Baa are subject to moderate credit risk. They are considered medium-grade and as such may possess certain speculative characteristics.

Ba-- Obligations rated Ba are judged to have speculative elements and are subject to substantial credit risk.

B-- Obligations rated B are considered speculative and are subject to high credit risk.

Caa-- Obligations rated Caa are judged to be of poor standing and are subject to very high credit risk.

Ca-- Obligations rated Ca are highly speculative and are likely in, or very near, default, with some prospect of recovery of principal and interest.

C--Bonds Obligations rated C are the lowest rated class of bonds and are typically in default, with little prospect for recovery of principal or interest.

Modifiers: Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

S&P Ratings:

AAA-- An obligation rated ‘AAA’ has the highest rating assigned by S&P. The obligor’s capacity to meet its financial commitment on the obligation is extremely strong.

AA-- An obligation rated ‘AA’ differs from the highest-rated obligations only to a small degree. The obligor’s capacity to meet its financial commitment on the obligation is very strong.

A-- An obligation rated ‘A’ is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment on the obligation is still strong.

BBB-- An obligation rated ‘BBB’ exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

BB, B, CCC, CC and C--Bonds rated BB, B, CCC, CC and C are regarded as having significant speculative characteristics.  BB indicates the lowest degree of speculation among such bonds and C the highest degree of speculation.  While such bonds will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

BB – An obligation rated ‘BB’ is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.

B – An obligation rated ‘B’ is more vulnerable to nonpayment than obligations rated ‘BB’, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation.

CCC – An obligation rated ‘CCC’ is currently vulnerable to nonpayment, and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation. In the event of adverse business, financial, or economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.

CC – An obligation rated ‘CC’ is currently highly vulnerable to nonpayment.

C – A ‘C’ rating is assigned to obligations that are currently highly vulnerable to nonpayment, obligations that have payment arrearages allowed by the terms of the documents, or obligations of an issuer that is the subject of a bankruptcy petition or similar action which have not experienced a payment default. Among others, the ‘C’ rating may be assigned to subordinated debt, preferred stock or other obligations on which cash payments have been suspended in accordance with the instrument’s terms or when preferred stock is the subject of a distressed exchange offer, whereby some or all of the issue is either repurchased for an amount of cash or replaced by other instruments having a total value that is less than par.

D – An obligation rated ‘D’ is in payment default. The ‘D’ rating category is used when payments on an obligation, including a regulatory capital instrument, are not made on the date due even if the applicable grace period has not expired, unless Standard & Poor’s believes that such payments will be made during such grace period. The ‘D’ rating also will be used upon the filing of a bankruptcy petition or the taking of similar action if payments on an obligation are jeopardized. An obligation's rating is lowered to ‘D’ upon completion of a distressed exchange offer, whereby some or all of the issue is either repurchased for an amount of cash or replaced by other instruments having a total value that is less than par.

Plus (+) or Minus (-) – The ratings from ‘AA’ to ‘CCC’ may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

NR – This indicates that no rating has been requested, that there is insufficient information on which to base a rating, or that Standard & Poor’s does not rate a particular obligation as a matter of policy.

PART C OTHER INFORMATION

Item 28. Exhibits

(a)(1)	Amended and Restated Declaration of Trust dated September 11, 2000 (a)

(a)(2)	Establishment and Designation of Series of Shares of Beneficial Interest (a)

(b)	Amended and Restated Bylaws dated June 27, 2005 (f)

(c)	The Registrant does not issue share certificates

(d)(1)	Investment Management Agreement between the Registrant and Pearl Management Company (c)

(d)(2)	Amended Expense Limit Agreement dated December 4, 2009 (h)

(e)	Not Applicable.

(f)	None

(g)	Custodial Agreement between the Registrant and First National Bank of Muscatine (d)

(h)	Amended Administrative Services Agreement between the Registrant and Pearl Management Company (h)

(i)	Not Applicable.

(j)	Not Applicable.

(k)	Not Applicable.

(l)	Subscription Agreement between the Registrant and Pearl Management Company (b)

(m)	None

(n)	None

(o)	None

(p)(1)	Pearl Mutual Funds and Pearl Management Company Amended Code of Ethics and Policy and Procedures to Prevent Misuse of Inside Information (e)

(p)(2)	Pearl Mutual Funds Code of Ethics for Outside Trustees (g)

(a) Previously filed. Incorporated by reference to the exhibit of the same number filed with the Registrant’s registration statement, Securities Act file number 333-53390 (the “Registration Statement”), filed on January 8, 2001.

(b) Previously filed. Incorporated by reference to the exhibit of the same number filed with the Registrant’s Registration Statement filed on June 15, 2001.

(c) Previously filed. Incorporated by reference to exhibit (d) filed with the Registrant’s Registration Statement filed on July 2, 2001.

(d) Previously filed. Incorporated by reference to the exhibit of the same number filed with the Registrant’s Registration Statement filed on July 2, 2001.

(e) Previously filed. Incorporated by reference to the exhibit of the same number filed with the Registrant’s registration statement, filed on February 28, 2005.

(f) Previously filed. Incorporated by reference to the exhibit of the same number filed with the Registrant’s registration statement, filed on April 27, 2006.

(g)	Previously filed. Incorporated by reference to the exhibit of the same number filed with the Registrant’s registration statement, filed on April 29, 2008.

(h)	Previously filed. Incorporated by reference to the exhibit of the same number filed with the Registrant’s registration statement, filed on February 26, 2010.

Item 29. Persons Controlled By or Under Common Control with Registrant

As of March 31, 2012, Tax Education Support Organization may be deemed to control Total Return Fund through direct and indirect ownership of 33.29% of the outstanding shares of Total Return Fund. Registrant may, therefore, be deemed to be under common control with any company that is controlled by Tax Education Support Organization (as the term “control” is defined by Section 2(a)(9) of the Investment Company Act of 1940). See, Item 18 in Part B of this Registration Statement.

Item 30. Indemnification

Article XII of the Declaration of Trust of Registrant (exhibit 1 to this Registration Statement, which is incorporated herein by reference) provides that Registrant shall provide certain indemnification of its trustees and officers. In accordance with Section 17(h) of the Investment Company Act, that provision shall not protect any person against any liability to the Registrant or its shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, negligence or reckless disregard of the duties involved in the conduct of his office.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant, its trustees and officers, Pearl Management Company (“PMC”) (the investment manager to Registrant) and certain affiliated persons of PMC and affiliated persons of such persons are insured under a policy of insurance maintained by Registrant, PMC and those affiliates, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such trustees, directors or officers. The policy excludes coverage for losses resulting from claims involving: (1) an intentional breach of a contract; (2) libel, slander or defamation; (3) a dishonest, fraudulent or criminal act; (4) personal profit, advantage or remuneration to which an insured was not legally entitled; or (5) late trading, market timing, failure to fair value securities or selective disclosure of portfolio securities.

Item 31. Business and Other Connections of Investment Adviser

For a description of other business, profession, vocation or employment of a substantial nature in which any officer or director of PMC has engaged within the last 2 fiscal years for his or her own account or in the capacity of director, officer, employee, partner or trustee, see the information under the caption Item 17 of Part B of this Registration Statement.

Item 32. Principal Underwriters

None

Item 33. Location of Accounts and Records

Richard R. Phillips, President
Pearl Management Company
2610 Park Avenue
Muscatine, IA 52761

Item 34. Management Services

None

Item 35. Undertakings

None

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in Muscatine, Iowa on April 27, 2012.

PEARL MUTUAL FUNDS

By   /s/ Richard R. Phillips
Richard R. Phillips, President